
                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                       FIDELITY NATIONAL FINANCIAL, INC.,

                  FIDELITY NATIONAL INFORMATION SERVICES, INC.,

                             FUSCIA MERGER SUB, INC.

                                       AND

                                 INTERCEPT, INC.

                          Dated as of September 8, 2004

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                                TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS........................................................................      2

ARTICLE 2 THE MERGER.........................................................................     10

SECTION 2.01   The Merger....................................................................     10
SECTION 2.02   Effective Time; Closing.......................................................     10
SECTION 2.03   Effect of the Merger..........................................................     10
SECTION 2.04   Articles of Incorporation; Bylaws.............................................     10
SECTION 2.05   Directors and Officers........................................................     10

ARTICLE 3 CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.................................     11

SECTION 3.01   Conversion of Securities......................................................     11
SECTION 3.02   Exchange of Certificates......................................................     15
SECTION 3.03   Stock Transfer Books..........................................................     17
SECTION 3.04   Company Stock Options.........................................................     18
SECTION 3.05   Dissenting Shares.............................................................     19

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................     20

SECTION 4.01   Organization and Qualification; Subsidiaries..................................     20
SECTION 4.02   Articles of Incorporation and Bylaws..........................................     21
SECTION 4.03   Capitalization................................................................     21
SECTION 4.04   Authority Relative to This Agreement..........................................     23
SECTION 4.05   No Conflict; Required Filings and Consents....................................     23
SECTION 4.06   Permits; Compliance...........................................................     24
SECTION 4.07   SEC Filings; Financial Statements.............................................     24
SECTION 4.08   Undisclosed Liabilities.......................................................     25
SECTION 4.09   Absence of Certain Changes or Events..........................................     26
SECTION 4.10   Absence of Litigation.........................................................     28
SECTION 4.11   Employee Benefit Plans; Labor Matters.........................................     28
SECTION 4.12   Contracts.....................................................................     31
SECTION 4.13   Environmental Matters.........................................................     34
SECTION 4.14   Title to Properties; Absence of Liens and Encumbrances........................     34
SECTION 4.15   Intellectual Property.........................................................     35
SECTION 4.16   Taxes.........................................................................     38
SECTION 4.17   [Intentionally Omitted].......................................................     40
SECTION 4.18   Interested Party Transactions.................................................     40
SECTION 4.19   Insurance.....................................................................     40
SECTION 4.20   Board Approval; Vote Required.................................................     41
SECTION 4.21   Opinion of Financial Advisor..................................................     41
SECTION 4.22   Brokers.......................................................................     41
SECTION 4.23   Customers and Suppliers.......................................................     41
SECTION 4.24   Restrictions on Business Activities...........................................     42

                                        i
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SECTION 4.25   No Illegal Payments...........................................................     42
SECTION 4.26   Information Supplied..........................................................     42

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT, FNIS AND MERGER SUB......................     42

SECTION 5.01   Organization and Qualification; Subsidiaries..................................     43
SECTION 5.02   Certificate of Incorporation and Bylaws.......................................     43
SECTION 5.03   Capitalization................................................................     43
SECTION 5.04   Authority Relative to this Agreement..........................................     44
SECTION 5.05   No Conflict; Required Filings and Consents....................................     44
SECTION 5.06   SEC Filings; Financial Statements.............................................     45
SECTION 5.07   [Intentionally Omitted].......................................................     45
SECTION 5.08   Operations of FNIS and Merger Sub.............................................     46
SECTION 5.09   Brokers.......................................................................     46
SECTION 5.10   Board Approval; Vote Required.................................................     46
SECTION 5.11   Undisclosed Liabilities.......................................................     46
SECTION 5.12   Absence of Certain Changes or Events..........................................     46
SECTION 5.13   Absence of Litigation.........................................................     46
SECTION 5.14   Financing.....................................................................     47
SECTION 5.15   Information Supplied..........................................................     47
SECTION 5.16   Compliance....................................................................     47
SECTION 5.17   Intellectual Property.........................................................     47
SECTION 5.18   Employee Benefit Plans........................................................     47

ARTICLE 6 CONDUCT OF BUSINESS PENDING THE MERGER.............................................     48

SECTION 6.01   Conduct of Business by the Company Pending the Merger.........................     48
SECTION 6.02   Conduct of Business by Parent Pending the Merger..............................     51
SECTION 6.03   Notification of Certain Matters...............................................     52
SECTION 6.04   Cooperation Regarding IPO of FNIS.............................................     52

ARTICLE 7 ADDITIONAL AGREEMENTS..............................................................     52

SECTION 7.01   Registration Statement; Proxy Statement.......................................     52
SECTION 7.02   Company Shareholders' Meeting.................................................     55
SECTION 7.03   Access to Information; Confidentiality........................................     55
SECTION 7.04   No Solicitation of Transactions...............................................     56
SECTION 7.05   Letters of the Company's Accountants..........................................     57
SECTION 7.06   Indemnification and Insurance of Directors, Officers, Employees and Agents....     57
SECTION 7.07   Obligations of Merger Sub.  Each of...........................................     59
SECTION 7.08   Affiliate Agreements..........................................................     59
SECTION 7.09   Further Action; Consents; Filings.............................................     60
SECTION 7.10   Credit Facility...............................................................     61
SECTION 7.11   Public Announcements..........................................................     61
SECTION 7.12   Listing.......................................................................     61

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SECTION 7.13   Litigation....................................................................     61
SECTION 7.14   Shareholder's Agreement Legend................................................     61
SECTION 7.15   Reasonable Best Efforts and Further Assurances................................     62
SECTION 7.16   Employee Benefits.............................................................     62
SECTION 7.17   No Obligation to Employ.......................................................     62
SECTION 7.18   Section 16 Matters............................................................     63

ARTICLE 8 CONDITIONS TO THE MERGER...........................................................     63

SECTION 8.01   Conditions to the Obligations of Each Party...................................     63
SECTION 8.02   Conditions to the Obligations of Parent, FNIS and Merger Sub..................     64
SECTION 8.03   Conditions to the Obligations of the Company..................................     65

ARTICLE 9 TERMINATION, AMENDMENT AND WAIVER..................................................     66

SECTION 9.01   Termination...................................................................     66
SECTION 9.02   Effect of Termination.........................................................     68
SECTION 9.03   Amendment.....................................................................     68
SECTION 9.04   Waiver........................................................................     68
SECTION 9.05   Fees and Expenses.............................................................     68

ARTICLE 10 GENERAL PROVISIONS................................................................     70

SECTION 10.01  Non-Survival of Representations, Warranties and Agreements....................     70
SECTION 10.02  Notices.......................................................................     70
SECTION 10.03  Severability..................................................................     71
SECTION 10.04  Assignment; Binding Effect; Benefit...........................................     71
SECTION 10.05  Specific Performance..........................................................     72
SECTION 10.06  Governing Law; Forum..........................................................     72
SECTION 10.07  Waiver of Jury Trial..........................................................     72
SECTION 10.08  Headings......................................................................     72
SECTION 10.09  Counterparts..................................................................     72
SECTION 10.10  Interpretation................................................................     72
SECTION 10.11  Entire Agreement..............................................................     73

Exhibit A Form of Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER dated as of September 8, 2004 (this "AGREEMENT") among FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation ("PARENT"), FIDELITY NATIONAL INFORMATION SERVICES, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("FNIS"), FUSCIA MERGER SUB, INC., a Georgia corporation and a wholly owned subsidiary of FNIS ("MERGER SUB"), and INTERCEPT, INC., a Georgia corporation (the "COMPANY"),

                               W I T N E S S E T H

      WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code (the "GBCC"), Parent, FNIS and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "MERGER"), with the Company being the surviving corporation (the "SURVIVING CORPORATION") upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, the board of directors of the Company (1) has approved, and deems it advisable and in the best interests of the Company and its shareholders to consummate, the Merger, upon the terms and subject to the conditions set forth in this Agreement and (2) has recommended the approval of the Merger and the adoption of this Agreement by the shareholders of the Company;

      WHEREAS, the boards of directors of Parent, FNIS and Merger Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

      WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent, FNIS and Merger Sub to enter into this Agreement, Parent and certain shareholders of the Company (each a "SIGNIFICANT SHAREHOLDER") are entering into agreements (each a "SHAREHOLDER'S AGREEMENT") pursuant to which the Significant Shareholders will agree to vote to adopt this Agreement and to take other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in such Shareholder's Agreements;

      WHEREAS, pursuant to the Merger, (i) each outstanding share of common stock, no par value, of the Company (the "COMPANY COMMON STOCK"), other than shares owned by Parent, FNIS, Merger Sub or the Company, shall be converted into the right to receive (x) shares of Parent's authorized common stock, par value $0.0001 per share ("PARENT COMMON SHARES"), or (y) cash, in each case in the amounts determined in accordance with, and subject to the election and allocation provisions set forth in, this Agreement, and (ii) each outstanding share of common stock of Merger Sub, no par value per share, shall be converted into one share of the common stock of the Surviving Corporation, no par value per share; and

      WHEREAS, to induce Parent, FNIS and Merger Sub to enter into this Agreement, simultaneously with the execution of this Agreement, certain officers of the Company are entering into agreements not to compete with the Surviving Corporation;

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, FNIS, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      The following terms used in this Agreement and Plan of Merger shall have the following respective meanings:

      "1994 PLAN" means the Company's 1994 Stock Option Plan.

      "1996 PLAN" means the Company's 1996 Stock Option Plan.

      "2002 PLAN" means the Company's 2002 Stock Option Plan.

      "ACQUISITION PLAN" means the Company's 2002 Acquisitions Stock Option
Plan.

      "AFFILIATE" of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such specified Person.

      "AFFILIATE AGREEMENT" is defined in Section 7.08.

      "AGREEMENT" is defined in the preamble.

      "BLUE SKY LAWS" means state securities or "blue sky" laws.

      "BOGGS PLAN" means the Company's G. Lynn Boggs Stock Option Plan.

      "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the Cities of Atlanta, Georgia or Jacksonville, Florida.

      "CASH CONSIDERATION" is defined in Section 3.01(a)(2).

      "CASH ELECTION" is defined in Section 3.01(c).

      "CASH ELECTION NUMBER" is defined in Section 3.01(d).

      "CASH ELECTION SHARES" is defined in Section 3.01(d).

      "CERCLA" means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

      "CERTIFICATES" is defined in Section 3.02(b).

      "CLOSING" is defined in Section 2.02.

      "CLOSING DATE" is defined in Section 2.02.

      "CODE" is defined in the preamble.

      "COMPANY" is defined in the preamble.

      "COMPANY BALANCE SHEET" is defined in Section 4.07(b).

      "COMPANY BENEFICIARY" is defined in Section 4.11(a)(1).

      "COMPANY BENEFIT PLANS" is defined in Section 4.11(a)(1).

      "COMPANY BOARD APPROVAL" is defined in Section 4.20(a).

      "COMPANY COMMON SHAREHOLDER APPROVAL" is defined in Section 4.04.

      "COMPANY COMMON STOCK" is defined in the preamble.

      "COMPANY CONFIDENTIAL INFORMATION" is defined in Section 4.15(d).

      "COMPANY CONTRACT" is defined in Section 4.12.

      "COMPANY DISCLOSURE LETTER" means the disclosure letter delivered by the Company to Parent, FNIS and Merger Sub concurrently with the execution and delivery of this Agreement, dated as of the date of this Agreement and certified by a duly authorized officer of the Company.

      "COMPANY FINANCIAL ADVISOR" means Jefferies & Company, Inc.

      "COMPANY FINANCIAL STATEMENTS" is defined in Section 4.07(b).

      "COMPANY INTELLECTUAL PROPERTY" is defined in Section 4.15(c).

      "COMPANY MATERIAL ADVERSE EFFECT" means any material adverse effect on (A) the business, financial condition, assets (tangible or intangible) and liabilities (including contingent liabilities) considered as a whole or results of operations of the Company and the Company Subsidiaries, taken as a whole or
(B) the ability of the Company to perform its obligations hereunder and consummate the Merger in a timely manner; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (1) any changes affecting the industry in which the Company and the Company Subsidiaries operate that do not have a disproportionate impact in any material respect on the Company and the Company Subsidiaries, taken as a whole; (2) any changes in general economic conditions or the capital markets (including those caused by acts of war or terrorism) that do not disproportionately impact in any material respect the Company and the Company Subsidiaries, taken as a whole; (3) the taking of any action to which Parent has given its written consent; (4) any adverse effect that the Company can demonstrate was primarily attributable to the transactions contemplated by this Agreement or to the public announcement of the pendency of the transactions contemplated hereby (provided that the exception in this clause
(4) shall not be used to excuse a breach of a representation or warranty of the Company contained in this Agreement that arises from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement); or (5) any changes or effects resulting from the actions of Parent, to the extent such actions are not required by this Agreement.

      "COMPANY PERMITS" is defined in Section 4.06.

      "COMPANY PREFERRED STOCK" is defined in Section 4.03(a).

      "COMPANY PURCHASE PLAN" is defined in Section 3.04(c).

      "COMPANY SEC REPORTS" is defined in Section 4.07(a).

      "COMPANY SHAREHOLDERS' MEETING" is defined in Section 7.01(a).

      "COMPANY STOCK OPTIONS" means all options to acquire Company Common Stock outstanding immediately prior to the Effective Time under the Company Stock Option Plans.

      "COMPANY STOCK OPTION PLANS" means the Company's 1994 Plan, the 1996 Plan, the Acquisition Plan, the 2002 Plan and the Boggs Plan.

      "COMPANY SUBSIDIARIES" means each and every Subsidiary of the Company.

      "COMPANY'S EXPENSE REIMBURSEMENT" is defined in Section 9.05(d).

      "COMPETING TRANSACTION" means any of the following (other than the Merger and the other transactions contemplated by this Agreement): (1) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its significant Subsidiaries (within the meaning of Rule 1-02 of Regulation S-X); (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Company and the Company Subsidiaries, taken as a whole; (3) a tender offer or exchange offer for, or an offer to purchase directly from the Company or any Company Subsidiary, 15% or more of the outstanding voting securities of or other equity interests in the Company or any such significant Subsidiary; or (4) any solicitation in opposition to adoption by the Company's shareholders of this Agreement.

      "CREDIT FACILITY" means that certain Credit Agreement dated September 19, 2003, as amended, by and among the Company, Bank of America, N.A., each of the lenders signatory thereto and each of the guarantors signatory thereto.

      "D&O INSURANCE" is defined in Section 7.06(c).

      "DISSENTING SHARES" means Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who have demanded and perfected appraisal rights for such Shares in accordance with the GBCC.

      "DOL" means the Department of Labor.

      "EFFECTIVE TIME" is defined in Section 2.02.

      "ELECTION DEADLINE" is defined in Section 3.01(g).

      "ELECTION FORM RECORD DATE" is defined in Section 3.01(f).

      "ENVIRONMENTAL LAWS" means any federal, state or local statute, law, ordinance, regulation, rule, guidance document, code or order, and any enforceable governmental, judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, directive or judgment, or any subsequent amendments thereto including those imposed by a party authorized to act on behalf of a Governmental Entity, relating to Hazardous Materials or protection of the environment (including indoor and ambient air, groundwater and soil) or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

      "ENVIRONMENTAL PERMITS" means any permit, approval, identification number, license, certificate and other authorization and pending applications required under any applicable Environmental Law.

      "ERISA" means the Employee Retirement Security Act of 1974, as amended.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

      "EXCHANGE AGENT" means Continental Stock Transfer & Trust Co. or such other bank or trust company of recognized standing that may be designated by Parent and is reasonably satisfactory to the Company.

      "EXCHANGE FUND" is defined in Section 3.02(a).

      "EXCHANGE RATIO" means (x) $18.90 divided by (y) the Parent Market Price.

      "EXPENSES" means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of the Company shareholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

      "FNIS" is defined in the preamble.

      "FORM OF ELECTION" is defined in Section 3.01(f).

      "GAAP" means United States generally accepted accounting principles, consistently applied.

      "GBCC" is defined in the preamble.

      "GEORGIA CERTIFICATE OF MERGER" is defined in Section 2.02.

      "GOVERNMENTAL ENTITY" means any domestic, foreign or supranational governmental, regulatory or administrative authority, agency or commission, any court, tribunal, or arbitral body, or any quasi-governmental or private body exercising regulatory, taxing, importing or other governmental authority.

      "HAZARDOUS MATERIALS" means (1) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (2) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

      "INDEMNIFIED PARTY" is defined in Section 7.06(b).

      "INTELLECTUAL PROPERTY" is defined in Section 4.15(c).

      "IRS" means the Internal Revenue Service.

      "KNOWLEDGE" means, with respect to any matter in question, the actual knowledge of such matter, and such knowledge as a reasonable Person in similar circumstances would have upon reasonable inquiry, of (A) with respect to the Company, its Chief Executive Officer, its President and Chief Operating Officer, its General Counsel and its Treasurer, and (B) with respect to Parent, its Chief Executive Officer, its Chief Financial Officer, its Executive Vice President - Corporate Finance and its Senior Vice President/Associate General Counsel.

      "LAW" means any foreign or domestic (federal, state or local) law, statute, ordinance, writ, rule, regulation, order, injunction, judgment or decree.

      "LEGAL PROCEEDING" is defined in Section 4.10.

      "LIENS" is defined in Section 4.14(b).

      "MARKS" is defined in Section 4.15(c).

      "MAXIMUM AMOUNT" is defined in Section 7.06(c).

      "MERGER" is defined in the preamble.

      "MERGER SUB" is defined in the preamble.

      "MIXED ELECTION" is defined in Section 3.01(c).

      "NON-DISCLOSURE AGREEMENT" means the Letter Agreement dated December 9, 2003 between the Company and Parent.

      "NON-ELECTION NUMBER" is defined in Section 3.01(d).

      "NON-ELECTION SHARES" is defined in Section 3.01(d).

      "NOTICE OF SUPERIOR PROPOSAL" is defined in Section 7.01(c).

      "ORDER" is defined in Section 8.01(c).

      "OWNED COMPANY INTELLECTUAL PROPERTY" is defined in Section 4.15(f).

      "PARENT" is defined in the preamble.

      "PARENT AUTHORIZED PREFERRED SHARES" is defined in Section 5.03(a).

      "PARENT BALANCE SHEET" is defined in Section 5.06(b).

      "PARENT BOARD APPROVAL" is defined in Section 5.10(a).

      "PARENT COMMON SHARES" is defined in the preamble.

      "PARENT DISCLOSURE LETTER" means the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement.

      "PARENT EMPLOYEE BENEFIT PLANS" is defined in Section 5.18.

      "PARENT FINANCIAL STATEMENTS" is defined in Section 5.06(b).

      "PARENT INTELLECTUAL PROPERTY" is defined in Section 5.17.

      "PARENT MARKET PRICE" is defined in Section 3.02(e).

      "PARENT MATERIAL ADVERSE EFFECT" means any material adverse effect on (A) the business, financial condition, assets (tangible or intangible) and liabilities (including contingent liabilities) considered as a whole or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (B) the ability of Parent, FNIS or Merger Sub to perform its obligations hereunder and consummate the Merger in a timely manner; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (1) any changes affecting the industry in which Parent and the Parent Subsidiaries operate that do not have a disproportionate impact in any material respect on the Parent and the Parent Subsidiaries, taken as a whole; (2) any changes in general economic conditions or the capital markets (including those caused by acts of war or terrorism) that do not disproportionately impact in any material respect Parent and the Parent Subsidiaries, taken as a whole; (3) the taking of any action to which the Company has given its written consent; (4) any adverse effect that Parent can demonstrate was primarily attributable to the transactions contemplated by this Agreement or to the public announcement of the pendency of the transactions contemplated hereby (provided that the exception in this clause (4) shall not be used to excuse a breach of a representation or warranty of Parent contained in this Agreement that arises from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement); or (5) changes or effects resulting from the actions of the Company, to the extent such actions are not required by this Agreement.

      "PARENT SEC REPORTS" is defined in Section 5.06(a).

      "PARENT STOCK MARKET" means the New York Stock Exchange.

      "PARENT STOCK OPTIONS" is defined in Section 5.03(b).

      "PARENT STOCK OPTION PLANS" is defined in Section 5.03(b).

      "PARENT'S EXPENSE REIMBURSEMENT" is defined in Section 9.05(d).

      "PARENT SUBSIDIARIES" means each and every Subsidiary of Parent.

      "PAYEE" is defined in Section 9.05(f).

      "PAYOR" is defined in Section 9.05(f).

      "PER SHARE MERGER CONSIDERATION" is defined in Section 3.01(a)(2).

      "PERSON" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity; or any government, political subdivision, agency or instrumentality of a government.

      "PROXY STATEMENT" is defined in Section 7.01(a).

      "REGISTRATION STATEMENT" is defined in Section 4.26.

      "REPRESENTATIVES" is defined in Section 7.03(a).

      "SEC" means the Securities and Exchange Commission.

      "SECTION 16 INFORMATION" is defined in Section 7.18.

      "SECURITIES ACT" means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

      "SHARES" is defined in Section 3.01(a)(2).

      "SHAREHOLDER'S AGREEMENT" is defined in the preamble.

      "SHORTFALL NUMBER" is defined in Section 3.01(e)(2).

      "SIGNIFICANT SHAREHOLDERS" is defined in the preamble.

      "SOFTWARE" is defined in Section 4.15(j).

      "STOCK CONSIDERATION" is defined in Section 3.01(a)(2).

      "STOCK CONVERSION NUMBER" is defined in Section 3.01(d).

      "STOCK ELECTION" is defined in Section 3.01(c).

      "STOCK ELECTION NUMBER" is defined in Section 3.01(d).

      "STOCK ELECTION SHARES" is defined in Section 3.01(d).

      "SUBSIDIARY" or "SUBSIDIARIES" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

      "SUPERIOR PROPOSAL" is defined in Section 7.04(b).

      "SURVIVING CORPORATION" is defined in the preamble.

      "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means any and all taxes (domestic or foreign) including: (1) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any estimated tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Tax Authority; (2) any liability for the payment of any amounts of the type described in clause (1) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof; and
(3) any liability for the payment of any amounts of the type described in clauses (1) or (2) as a result of any express or implied obligation to indemnify any other Person.

      "TAX AUTHORITY" means any Governmental Entity responsible for the imposition of any Tax.

      "TAX RETURNS" means all material Tax returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority with respect to any Taxable period ending on or before the Closing.

      "TERMINATING COMPANY BREACH" is defined in Section 9.01(d).

      "TERMINATING PARENT BREACH" is defined in Section 9.01(f).

      "TERMINATION FEE" is defined in Section 9.05(d).

      "WAITING PERIOD" is defined in Section 7.01(c).

                                   ARTICLE 2

                                   THE MERGER

            SECTION 2.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the GBCC, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and as a wholly owned Subsidiary of FNIS.

            SECTION 2.02 Effective Time; Closing. As promptly as practicable and in no event later than the second Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article 8 (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall file, in order to consummate the Merger, a certificate of merger with the Secretary of State of the State of Georgia (the "GEORGIA CERTIFICATE OF MERGER") in such form as is required by, and executed in accordance with, the relevant provisions of the GBCC. The Merger shall become effective at such time as the Georgia Certificate of Merger is filed with the Secretary of State of the State of Georgia (the date and time the Merger becomes effective being hereinafter referred to as the "EFFECTIVE TIME"). Immediately prior to the filing of the Georgia Certificate of Merger, a closing (the "CLOSING") will be held at the offices of Nelson Mullins Riley & Scarborough LLP, 999 Peachtree Street, 14th Floor, Atlanta, Georgia 30309 (or such other place as the parties hereto may agree). The date on which the Closing shall occur is referred to herein as the "CLOSING DATE."

            SECTION 2.03 Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the GBCC.

            SECTION 2.04 Articles of Incorporation; Bylaws.

            (a) At the Effective Time, the articles of incorporation of the Company shall be amended and restated in their entirety to contain the provisions set forth in the articles of incorporation of Merger Sub, except that Article One thereof shall be amended to read as follows: "The name of the corporation is InterCept, Inc." As so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the GBCC.

            (b) At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to contain the provisions set forth in the bylaws of Merger Sub, until thereafter amended in accordance with the GBCC.

            SECTION 2.05 Directors and Officers.

            (a) At the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation until the earlier of their death, disability, resignation or removal, or until their respective successors are duly elected and qualified.

            (b) At the Effective Time, the officers of the Surviving Corporation shall be the individuals set forth on Schedule 2.05(b) of the Parent Disclosure Letter until the earlier of their death, disability, resignation or removal, or until their respective successors are duly elected and qualified.

                                   ARTICLE 3

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

            SECTION 3.01 Conversion of Securities.

            (a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, FNIS, Merger Sub, the Company or the holders of any of the following securities:

                  (1) Each issued and outstanding share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into Company Common Stock pursuant to, and at the conversion price, set forth in the Company Preferred Stock designation.

                  (2) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including those shares of Company Common Stock resulting from the conversion of the Company Preferred Stock in accordance with Section 3.01(a)(1) (all such issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "SHARES," other than any Shares to be canceled pursuant to Section 3.01(a)(3) and any Dissenting Shares), shall be converted into, as provided in and subject to the limitations set forth in this Agreement and the election and allocation procedures set forth in this Section 3.01, the right to receive at the election of the holder thereof as provided in this Section 3.01 (x) the number of Parent Common Shares equal to the Exchange Ratio (the "STOCK CONSIDERATION") or (y) $18.90 in cash (the "CASH CONSIDERATION"). The Cash Consideration and the Stock Consideration, on a per share basis, are referred to herein as the "PER SHARE MERGER CONSIDERATION." At the Effective Time, each Share shall cease to be outstanding and cease to exist and each holder of Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, as applicable and without interest, Parent Common Shares and cash in accordance with this Section 3.01 and cash for fractional Parent Common Shares in accordance with Section 3.02(e).

                  (3) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

                  (4) All shares of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into fully-paid and nonassessable shares of common stock, no par value, of the Surviving Corporation.

            (b) Certain Adjustments. If between the date of this Agreement and the Effective Time:

                  (1) the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Exchange Ratio shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event; or

                  (2) the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Exchange Ratio and the Cash Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

            (c) Elections by Holder of Shares. Subject to the election and allocation procedures set forth in this Section 3.01, each holder of Shares will be entitled with respect to the Shares held by such holder, to (i) elect to receive the Stock Consideration for all of the Shares held by such holder (a "STOCK ELECTION"), (ii) elect to receive the Cash Consideration for all of the Shares held by such holder (a "CASH ELECTION") or (iii) elect to receive the Stock Consideration for a portion of such holder's Shares and the Cash Consideration for the remaining portion of such holder's Shares (a "MIXED ELECTION").

            (d) Number of Shares Subject to Election. The number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration in the Merger shall be equal to 25% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the "STOCK CONVERSION NUMBER"). Shares of Company Common Stock as to which a holder has elected to receive the Cash Consideration (whether pursuant to a Cash Election or a Mixed Election) are referred to as "CASH ELECTION SHARES" and the aggregate number of Shares as to which such election has been made are referred to as the "CASH ELECTION NUMBER." Shares of Company Common Stock as to which a holder has elected to receive the Stock Consideration (whether pursuant to a Stock Election or a Mixed Election) are referred to as "STOCK ELECTION SHARES," and the aggregate number of Shares as to which such election has been made are referred to as the "STOCK ELECTION NUMBER." Shares of Company Common Stock as to which no election has been made are referred to as "NON-ELECTION SHARES" and the aggregate number of Shares as to which no such election has been made are referred to as the "NON-ELECTION NUMBER."

            (e)   Election Adjustments.

                  (1) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.02(e), each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which shall be the Stock Conversion Number and the denominator of which shall be the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration.

                  (2) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "SHORTFALL NUMBER"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                        (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.02(e), each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration, or

                        (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 3.02(e), each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

            (f) Exercise of Election. All Cash Elections, Stock Elections and Mixed Elections shall be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a "FORM OF ELECTION") and mailed to holders of record of shares of Company Common Stock and Company Preferred Stock as of the record date for the Company Shareholders' Meeting or such other date as Parent and the Company shall mutually agree (the "ELECTION FORM RECORD DATE"). Parent and the Company shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the day prior to the Election Deadline. Elections shall be made by submitting to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent in accordance with Section 3.01(g) and accompanied by the Certificates representing the shares of Company Common Stock (or, if applicable, shares of Company Preferred Stock being converted to Shares as provided in this Agreement) as to which the election is being made (or an appropriate guarantee of delivery by an appropriate trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc.). Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this
Section 3.01 and all such computations shall be conclusive and binding on the holders of Company Common Stock and Company Preferred Stock.

            (g) Election Deadline. A Form of Election must be received by the Exchange Agent by the close of business one Business Day prior to the Company Shareholders' Meeting (such time hereinafter referred to as the "ELECTION DEADLINE") in order to be effective. Any holder of Company Common Stock or Company Preferred Stock who has made an election by submitting a Form of Election to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Form of Election, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Company Common Stock or Company Preferred Stock may at any time prior to the Election Deadline revoke his election and withdraw his Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received prior to the Election Deadline.

            (h) Deemed Non-Election. For the purposes hereof, a holder of Company Common Stock or Company Preferred Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to hold Non-Election Shares. If Parent or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the Shares subject to such election shall for all purposes hereof be deemed to be Non-Election Shares.

            SECTION 3.02 Exchange of Certificates.

            (a) Exchange Agent. Promptly following the Effective Time, Parent shall enter into an agreement (reasonably satisfactory to the Company and reflecting the terms hereof) with the Exchange Agent. Promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article 3 through the Exchange Agent, (x) certificates representing the number of Parent Common Shares issuable pursuant to Section
3.01 and (y) the amount of cash payable pursuant to Section 3.01 as of the Effective Time and cash from time to time as required to make payments in lieu of any fractional shares pursuant to Section 3.02(e) (such cash and certificates for Parent Common Shares, together with any dividends or distributions with respect thereto and together with such cash as may be required to make payments in lieu of any fractional shares, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver
(x) the Parent Common Shares and cash contemplated to be issued pursuant to
Section 3.01 and (y) such cash as may be required to make payments in lieu of any fractional shares out of the Exchange Fund. Except as contemplated by
Section 3.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

            (b) Exchange Procedures. As promptly as practicable after the Effective Time (and in no event later than two Business Days after the Effective
Time), Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") (1) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent), and (2) instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing Parent Common Shares (each as pursuant to Section 3.01) and cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor: (x) that amount of cash and a certificate representing that number of whole Parent Common Shares that such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder) pursuant to Section 3.01; (y) cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 3.02(e); and (z) any dividends or other distributions to which such holder is entitled pursuant to Section 3.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the amount of cash and a certificate representing the number of Parent Common Shares to which such holder is entitled pursuant to Section 3.01, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 3.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Surviving Corporation that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 3.02, each Certificate (other than Certificates representing

Dissenting Shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender that amount of cash and a certificate representing that number of Parent Common Shares to which such holder is entitled pursuant to Section 3.01, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 3.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02(c).

            (c) Distributions with Respect to Unexchanged Parent Common Shares. No dividends or other distributions with respect to the Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares entitled to be received upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.02(e), until the holder of such Certificate shall surrender such Certificate as provided in Section 3.02(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Common Shares issued in exchange therefor (in addition to any Cash Consideration paid in respect of such Certificate), without interest, (x) the amount of any cash payable with respect to a fractional Parent Common Share to which such holder is entitled pursuant to Section 3.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore payable with respect to such whole Parent Common Shares; and (y) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Common Shares.

            (d) No Further Rights in Company Common Stock. All Parent Common Shares issued and cash paid upon conversion of the Shares in accordance with the terms hereof and any cash paid pursuant to Sections 3.02(c) or (e) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

            (e) No Fractional Shares. No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest shall be paid in lieu of receiving any fractional Parent Common Shares an amount in cash (without interest and rounded up to the nearest whole cent) equal to the product obtained by multiplying (x) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (y) the average closing price per share of Parent Common Shares for the ten most recent days that Parent Common Shares have traded ending on (and including) the trading day one day prior to the Effective Time, as reported on the Parent Stock Market (with such average being calculated using the "simple average" methodology) (the "PARENT MARKET PRICE"). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 3.02(b) and (c).

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article 3 shall thereafter look only to Parent for the cash and Parent Common Shares to which they are entitled pursuant to Section 3.01, any cash in lieu of fractional Parent Common Shares to which they are entitled pursuant to Section 3.02(e) and any dividends or other distributions with respect to the Parent Common Shares to which they are entitled pursuant to Section 3.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

            (g) No Liability. To the fullest extent permitted by law, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any Parent Common Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (h) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

            (i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Exchange Agent for such service, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of cash and number of Parent Common Shares to which the holder thereof is entitled pursuant to Section 3.01, any cash in lieu of fractional Parent Common Shares to which the holder thereof is entitled pursuant to Section 3.02(e) and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 3.02(c).

            SECTION 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the

Exchange Agent or Parent for any reason shall be canceled in exchange for the amount of the Cash Consideration and the Stock Consideration to which the holders thereof are entitled pursuant to Section 3.01, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 3.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.02(c).

            SECTION 3.04 Company Stock Options.

            (a) (1) Immediately prior to the Effective Time, all options to acquire Company Common Stock then outstanding (the "COMPANY STOCK OPTIONS"), whether or not exercisable and whether or not vested, under the Company Stock Option Plans shall vest; and (2) at the Effective Time, Parent shall assume each of the Company Stock Option Plans and the Company Stock Options. Each Company Stock Option granted under the 1994 Plan, the 1996 Plan, the Acquisition Plan, the 2002 Plan and the Boggs Plan shall terminate 90 days after the Effective Time unless sooner terminated in accordance with its terms; provided, however, that the Company Stock Options disclosed in Schedule 3.04(a) of the Company Disclosure Letter shall not terminate as of such 90th day but shall continue in effect for the period provided in the applicable stock option agreements, employment agreements and change in control agreements listed in such schedule. Subject to the proviso in the preceding sentence, each Company Stock Option assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time, except that (A) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Common Shares (rounded up to the nearest whole share) equal to (x) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (y) the Exchange Ratio; and (B) the per share exercise price for the Parent Common Shares issuable upon exercise of such assumed Company Stock Option will be equal to (x) the exercise price per share of such Company Stock Option in effect immediately prior to the Effective Time divided by (y) the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Stock Option Plans and shall provide any necessary notices to give effect to the foregoing provisions of this
Section 3.04. Except to the extent accelerated vesting would adversely affect the qualification of a Company Stock Option as an incentive stock option as defined in Section 422 of the Code, it is the intention of the parties that each Company Stock Option assumed by Parent shall qualify following the Effective Time as an incentive stock option to the extent permitted under Section 422 of the Code and to the extent such option qualified as an incentive stock option prior to the Effective Time.

            (b) As soon as practicable after the Effective Time (but in any event not later than 15 days following the Effective Time), Parent shall deliver to each Person who, immediately prior to the Effective Time, was a holder of an outstanding Company Stock Option assumed by Parent under this Section 3.04 an appropriate notice setting forth such holder's rights pursuant thereto and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.04 after giving effect to the Merger). At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of Company Stock Options assumed pursuant to this Section 3.04. As soon as practicable after the Effective Time (but in any event not later than 15 days following the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form) that will register the Parent Common Shares subject to assumed Company Stock Options to the extent permitted by federal securities laws and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding. In addition, Parent shall use all reasonable best efforts to cause the Parent Common Shares subject to assumed Company Stock Options to be listed on the Parent Stock Market and such exchanges as Parent shall determine.

            (c) Outstanding purchase rights under the Company's Employee Stock Purchase Plan (the "COMPANY PURCHASE PLAN") shall be exercised upon the earlier of (1) the next regularly scheduled purchase date under the Company Purchase Plan after the date hereof or (2) immediately prior to the Effective Time (the earlier of (1) and (2), the "CPP SUSPENSION DATE"), and each participant in the Company Purchase Plan shall accordingly be issued shares of Company Common Stock at that time pursuant to the terms of the Company Purchase Plan in effect as of the date hereof. Each share of Company Common Stock so issued shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive cash or Parent Common Shares in accordance with Section 3.01(a)(2) and cash for fractional Parent Common Shares in accordance with Section 3.02(e). The Company shall cause the Company Purchase Plan to be suspended as of the CPP Suspension Date and terminated as of the Effective Time. The Company shall take all action necessary to prohibit Persons who are not participants in the Company Purchase Plan as of the date hereof from becoming participants on or after the date hereof, and to prohibit participants from increasing their purchase elections or payroll deductions from those in effect on the date hereof, if and to the extent such actions may be taken in accordance with the terms of the Company Purchase Plan and the purchase rights outstanding thereunder, and, to the greatest extent reasonably practicable, without causing the Company Purchase Plan or any purchase rights thereunder to cease to meet the requirements of Section 423 of the Code.

            SECTION 3.05 Dissenting Shares.

            (a) Notwithstanding any provision of this Agreement to the contrary, the Dissenting Shares shall not be converted into or represent the right to receive the applicable Parent Common Shares and cash. Such shareholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the GBCC, unless and until such shareholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the GBCC. All Shares held by shareholders who shall have failed to perfect or who shall have effectively withdrawn or lost their right to appraisal of such Shares under the GBCC shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Cash Consideration, the Stock Consideration or a combination thereof as determined by Parent in its sole discretion, without any interest thereon, together with any dividends or other distributions pursuant to Section 3.02(c) to which such holder is entitled and cash in lieu of fractional shares, without any interest thereon, to which such holder is entitled pursuant to Section 3.02(e), upon the surrender, in the manner provided in Section 3.02, of the corresponding Certificate.

            (b) The Company shall give Parent (1) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the GBCC and received by the Company and (2) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the GBCC. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                   ARTICLE 3A

                  ALTERNATIVE STRUCTURE AS ALL CASH TRANSACTION

      Notwithstanding Article 3 and the structure of the Merger described therein and elsewhere in this Agreement, the parties agree that Parent shall have the right to elect, by giving written notice to the Company at any time prior to the mailing of the Proxy Statement for the Company Shareholders' Meeting, to pay the entire Per Share Merger Consideration in cash rather than partly in cash and partly in Parent Common Shares. In that event, (i) the parties shall amend this Agreement accordingly to eliminate the Stock Consideration, the Affiliate Agreements, and the provisions regarding the Registration Statement; and to revise or delete any other provisions of this Agreement as are necessary and appropriate to reflect the foregoing election;
(ii) Parent shall withdraw the Registration Statement; (iii) the Company shall amend and file the Proxy Statement with the SEC to reflect the foregoing election; (iv) the Company shall mail the revised Proxy Statement to the Company's shareholders for the Company Shareholders' Meeting; and (v) the parties shall comply with their obligations under this Agreement as so amended, including under Section 7.09.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent, FNIS and Merger Sub that the statements contained in this Article 4 are true and correct, subject to the exceptions set forth in the Company Disclosure Letter. The Company Disclosure Letter shall be arranged according to specific sections in this
Article 4 and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article 4 and any other section in this Article 4 where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

            SECTION 4.01 Organization and Qualification; Subsidiaries.

            (a) Schedule 4.01(a) of the Company Disclosure Letter sets forth the jurisdiction of incorporation or organization of each of the Company and the Company Subsidiaries. Each of the Company and the Company Subsidiaries is a corporation or other entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of such incorporation or organization, and has all requisite corporate or other power and authority to carry on its business as it is now being conducted. Each of the Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, licensed or operated by it or the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed to do business or in good standing (individually or in the aggregate) would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

            (b) Except as disclosed in Schedule 4.01(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than the Company Subsidiaries in the case of the Company).

            SECTION 4.02 Articles of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of the articles of incorporation and bylaws of the Company, each as amended to the date of this Agreement. Such articles of incorporation and bylaws are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents).

            SECTION 4.03 Capitalization.

            (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock; and 1,000,000 shares of preferred stock, no par value per share (the "COMPANY PREFERRED STOCK"). As of the date of this Agreement: (1) 20,683,296 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (2) 100,000 shares of Company Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (3) no shares of Company Common Stock and no shares of Company Preferred Stock are held in the treasury of the Company; and (4) no shares of Company Common Stock or Company Preferred Stock are held by Company Subsidiaries. Except as set forth above and in the first sentence of Section 4.03(b), as of the date of this Agreement no shares of capital stock or other voting securities of or other equity interests in the Company were issued, reserved for issuance or outstanding. Each outstanding share of stock or other equity interest of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest owned by the Company or another Company Subsidiary is free and clear of all Liens, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company directly owns 100% of the issued and outstanding capital stock or other equity interests, and all options or other rights to acquire such capital stock or other equity interests, of each Company Subsidiary (other than ProImage, Inc., of which the Company owns 66 2/3rds of the issued and outstanding capital stock).

            (b) The Company has duly reserved: 150,000 shares of Company Common Stock for future issuance pursuant to the Boggs Plan, of which options to purchase 150,000 shares of Company Common Stock are outstanding as of the date of this Agreement; 1,250,000 shares of Company Common Stock for future issuance pursuant to the 2002 Plan, of which options to purchase 1,003,500 shares of Company Common Stock are outstanding as of the date of this Agreement; 600,000 shares of Company Common Stock for future issuance pursuant to the Acquisition Plan, of which no options to purchase shares of Company Common Stock are outstanding as of the date of this Agreement; and 952,379 shares of Company Common Stock for future issuance upon conversion of the Company Preferred Stock. Options to purchase 2,451,891 shares of Company Common Stock are outstanding as of the date of this Agreement under the 1996 Plan; and options to purchase 16,843 shares of Company Common Stock are outstanding as of the date of this Agreement under the 1994 Plan. Schedule 4.03(b) of the Company Disclosure Letter sets forth with respect to each Company Stock Option that is outstanding: (1) the name of the holder of such Company Stock Option; (2) the total number of shares of Company Common Stock originally subject to such Company Stock Option; (3) the number of shares of Company Common Stock that remain subject to such Company Stock Option; (4) the date on which such Company Stock Option was granted; (5) the term of such Company Stock Option; (6) the vesting schedule for such Company Stock Option; (7) the vesting commencement date for such Company Stock Option; (8) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; and
(9) whether such Company Stock Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Schedule 4.03 of the Company Disclosure Letter sets forth a list of all Company Stock Options granted after June 30, 2004 through the date of this Agreement. No Company Stock Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement.

            (c) Except for shares of Company Common Stock reserved for issuance under (1) the Company Purchase Plan; (2) the Company Stock Option Plans; and (3) the Company Preferred Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of or other voting securities of or equity interests in the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other voting securities or equity interests. The Company has no shareholders' rights plan or similar plan in effect. All shares of Company Common Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any Company Subsidiary. Each holder of a Company Stock Option has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.

            (d) Except as set forth in Schedule 4.03(d) of the Company Disclosure Letter, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party (1) relating to voting, registration or disposition of any shares of capital stock of or other equity interests in the Company or any Company Subsidiary; (2) granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any Company Subsidiary; or (3) granting to any Person or group of Persons observation or information rights.

            SECTION 4.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of the Company's shareholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions so contemplated, other than (1) with respect to approval of the Merger and adoption of this Agreement by the Company's shareholders by the affirmative vote of the holders of 66 2/3% of the outstanding shares of Company Common Stock (the "COMPANY COMMON SHAREHOLDER APPROVAL"); and (2) the filing and acceptance of the Georgia Certificate of Merger as required by the GBCC. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, FNIS and Merger Sub, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

            SECTION 4.05 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not: (1) conflict with or violate the articles of incorporation or bylaws of the Company or any equivalent organizational documents of any Company Subsidiary; (2) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and notifications described in
Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected; or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, trigger or change any rights or obligations under, or require any payment under, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any asset of the Company or any Company Subsidiary is bound or affected, except, with respect to clauses (2) and (3), for any such conflicts, violations, breaches, defaults or other occurrences that (x) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) are listed on Schedule 4.05(a) of the Company Disclosure Schedule.

            (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (1) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, The NASDAQ National Market, the pre-merger notification requirements of the HSR Act and the filing and recordation of the Georgia Certificate of Merger as required by the GBCC, and (2) for such other consents, approvals, orders, authorizations, registrations, permits, filings or notifications, which if not obtained or made would not reasonably be expected to be material, individually or in the aggregate, to the Company or Parent or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

            (c) Neither Section 14-2-1132 of the GBCC nor, to the Company's Knowledge, any other state takeover statute or similar statute or regulation is applicable to the Merger or any other transaction contemplated by this Agreement.

            SECTION 4.06 Permits; Compliance.

            (a) Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "COMPANY PERMITS"), except where the failure to have any such Company Permit, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

            (b) Neither the Company nor any Company Subsidiary is in conflict in any material respect with, or in default or violation in any material respect of: (1) any material Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound or affected; (2) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any material property or asset of the Company or any Company Subsidiary is bound or affected; or (3) any Company Permits.

            SECTION 4.07 SEC Filings; Financial Statements.

            (a) The Company has filed all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by it with the SEC since January 1, 2002 (collectively, the "COMPANY SEC REPORTS"). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (1) each Company SEC Report complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (2) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report, schedule, statement or other document with the SEC or any similar Governmental Entity. As used in this Section 4.07(a), the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIAL STATEMENTS")

(x) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect). The unaudited balance sheet of the Company dated as of June 30, 2004 and filed with the Company's Quarterly Report on Form 10-Q for the quarter then ended is hereinafter referred to as the "COMPANY BALANCE SHEET."

            (c) Except as described on Schedule 4.07(c) of the Company Disclosure Letter, neither the Company nor any of the Company's current officers or directors or, to the Company's Knowledge, any of the Company's former officers or directors, is the subject of an SEC formal or informal investigation or enforcement action.

            (d) The Company has established and maintained (i) disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) and (ii) internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). To the Knowledge of the Company, (i) such disclosure controls and procedures are effective to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company's senior management by others within those entities, particularly during the period when the Company's periodic reports to which such information relates are required to be prepared, (ii) such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (iii) there are no significant deficiencies or material weaknesses in the design or operation of the Company's internal controls which could materially adversely affect the Company's ability to record, process, summarize and report financial data and (iv) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

            (e) The Company has timely filed and made available to Parent all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report.

            SECTION 4.08 Undisclosed Liabilities. Except (a) for liabilities that are fully reflected or reserved against on the Company Balance Sheet, or in the notes thereto, (b) for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, and (c) as disclosed in Schedule 4.08 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.

            SECTION 4.09 Absence of Certain Changes or Events. Since December 31, 2003, each of the Company and the Company Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, except as disclosed in Schedule 4.09 of the Company Disclosure Letter, there has not been any:

            (a) event, change or condition that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect;

            (b) amendment or any other change to the articles of incorporation or bylaws or equivalent organizational documents of the Company or any Company Subsidiary;

            (c) sale, pledge, lease, license, disposition, grant, encumbrance, or authorization for any sale, pledge, lease, license, disposition, grant or encumbrance, of any material assets of the Company or any Company Subsidiary, including, without limitation, any Intellectual Property of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

            (d) authorization, declaration, set aside or payment of any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Company Subsidiary;

            (e) reclassification, combination, split, subdivision or redemption, purchase or other acquisition, directly or indirectly, of any of the capital stock of the Company or any Company Subsidiary;

            (f) acquisition (including, without limitation, by merger, consolidation or acquisition of stock or assets) of any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets for consideration which is not, in the aggregate, in excess of $2,000,000;

            (g) incurrence of any indebtedness for borrowed money, except pursuant to the Credit Facility, or issuance of any debt securities or assumption, guarantee or endorsement of the obligations of any Person, or any loans or advances made, except for (1) indebtedness incurred in the ordinary course of business and consistent with past practice and (2) other indebtedness with a maturity of not more than one year in a principal amount not, in the case of both (1) and (2) in the aggregate, in excess of $1,000,000;

            (h) waiver of any stock repurchase rights, acceleration, amendment or change in the period of exercisability of options or restricted stock, or the repricing of options granted under the Company Stock Option Plans or authorization of cash payments in exchange for any options granted under any such plans, except as specifically required by the terms of such plans or any such agreements or any related agreements in effect as of the date of this Agreement and disclosed in the Company Disclosure Letter;

            (i) increase in, or agreement to increase, the compensation (including base salary, target bonus and other compensation) payable or to become payable to its current or former directors, employees, or independent contractors, except for normal increases for non-executive employees and spot bonuses of not more than $5,000 per employee, in each case in the ordinary course of business in accordance with past practices, or the grant of any rights to severance or termination pay to, or the entering into of any employment, consulting, termination, indemnification or severance agreement with, any current or former director, employee or independent contractor of the Company or any Company Subsidiary, or the establishment, adoption, entering into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, material employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, employee or independent contractor; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefits plans described in Section 3(3) of ERISA that may be required by law;

            (j) action to make or change any material Tax election or material accounting election, change any annual accounting period, adopt or change any accounting method, policy or procedure (other than as required by GAAP), file any amended Tax Return of the Company or any Company Subsidiary which amends the Tax Return in any material respect, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary;

            (k) revaluation of assets;

            (l) (1) sale, assignment, lease, termination, abandonment, transfer or authorization to encumber or to otherwise dispose of or grant of any security interest in and to any item of the Company Intellectual Property, in whole or in part, other than grants of security interests pursuant to the terms of the Credit Facility to the lenders thereunder, (2) grant of any license with respect to any Company Intellectual Property, other than the license of Company software to customers of the Company or any Company Subsidiary to whom the Company or any Company Subsidiary licenses such Company software in the ordinary course of business consistent with past practice, or (3) disclosure, or authorization for disclosure, of any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

            (m) material amendment or termination of any Company Contract (other than in the ordinary course of business consistent with past practice) or default by the Company or any of its Subsidiaries under any Company Contract to which the Company or any of its Subsidiaries is a party or by which it is bound (or to the Knowledge of the Company, by any other party thereto); or

            (n) authorization, agreement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 4.09.

            SECTION 4.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation ("LEGAL PROCEEDING") pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any court, arbitrator or other Governmental Entity, domestic or foreign, that (1) would reasonably be expected to, individually or in the aggregate, materially affect the operations of the Company as currently conducted or result in damages or an award against the Company in excess of $50,000, or (2) seeks to delay or prevent the consummation of the Merger or any other material transaction contemplated by this Agreement. Except as set forth in Schedule 4.10 of the Company Disclosure Letter, none of the Company, the Company Subsidiaries, or the directors and officers of the Company and the Company Subsidiaries in their capacity as such, nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator. Except as set forth in Schedule 4.10 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any Company Subsidiary has commenced, with the assistance of external legal counsel, actions that are reasonably likely to result in the Company or any Company Subsidiary initiating any litigation, arbitration or other proceeding involving material rights of the Company or any Company Subsidiary against any third party.

            SECTION 4.11 Employee Benefit Plans; Labor Matters.

            (a) Employee Benefit Matters.

                  (1) Benefit Plans. Schedule 4.11(a) of the Company Disclosure
            Letter lists:

                        (A) all employee welfare benefit and employee pension
                  benefit plans as defined in sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment; and

                        (B) all other employee benefit plans, agreements or
                  arrangements, including employment agreements, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employee discount programs, retention incentive agreements, vacation policies, change of control and other similar plans, agreements and arrangements, in each case, that are currently in effect as of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of any current or former director, officer, employee or independent contractor (or any of their beneficiaries) of the Company or any of its Subsidiaries (collectively, a "COMPANY BENEFICIARY"), or with respect to which the Company or any of its Subsidiaries may have any liability (collectively, the "COMPANY BENEFIT PLANS").

                  (2) The Company has made available to Parent (i) a true and complete copy of each Company Benefit Plan (or a written summary for any unwritten Company Benefit Plan) including copies of any insurance contracts or funding arrangements, (ii) each trust agreement relating to each Company Benefit Plan, (iii) IRS Forms 5500 for each Company Benefit Plan for the previous three years (or such shorter period of the Company Benefit Plan's existence), including any audited financial statements, (iv) the most recent actuarial report, if applicable, for each Company Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (vi) summary plan descriptions for each Company Benefit Plan, and (vii) any material communications relating to each Company Benefit Plan.

                  (3) Qualification; Compliance. Except as disclosed in Schedule
            4.11(a) of the Company Disclosure Letter, (i) no event or condition exists or has occurred that will cause any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code to lose its qualified status; and (ii) with respect to each Company Benefit Plan, the Company is in compliance in all material respects with, and each Company Benefit Plan and related source of benefit payment is and has been operated in material compliance with, its terms and all applicable Laws governing such plan or source, including, without limitation, ERISA and the Code. To the Knowledge of the Company, no Company Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the DOL, or any other federal, state, or local governmental entity or is scheduled to be subject to such an audit investigation or proceeding.

                  (4) Claims. No claim, action or litigation has been made,
            commenced or, to the Knowledge of the Company, threatened, by or against any Company Benefit Plan or the Company or any of its Subsidiaries with respect to any Company Benefit Plan (other than for benefits in the ordinary course) that could reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate, on the Company.

                  (5) Retiree Welfare Plans. Except as required under section
            4980B of the Code or section 601 et seq. of ERISA, no Company Benefit Plan that is a "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) provides benefits for any retired or former employees.

                  (6) Payments Resulting from Merger. Except as disclosed in
            Schedule 4.11(a) of the Company Disclosure Schedule, other than vesting required under section 411 of the Code, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or in conjunction with another event, including termination of employment) result in or require (A) any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries as of the Effective Time to any Company Beneficiary; (B) any benefit under any Company Benefit Plan being established or increased, or becoming accelerated, forgiven, vested or payable as of the Effective Time (other than vesting of the Company Stock Options as required under this Agreement); (C) the funding, purchase of insurance, annuities or similar products or otherwise require the Company or any Company Subsidiary to allocate or set aside assets to assist the Company or any Company Subsidiary in meeting its obligations under any Company Benefit Plans (e.g., contributions to a "rabbi trust"), or (D) payment of any excess parachute payments (within the meaning of Section 280G of the Code) in each case without reference to any changes to or increases in compensation and benefits agreed to by Parent following the Effective Time.

                  (7) Defined Benefit Pension Plans. Neither the Company nor any
            Company Subsidiary has ever maintained or contributed to any plan that is a pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code.

                  (8) Other Company Benefit Plans. Other than as listed on
            Schedule 4.11(a) of the Company Disclosure Letter, there are no material and written employee benefit plans, programs, arrangements or agreements, whether formal or informal, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company. Except as disclosed on Schedule 4.11(a) of the Company Disclosure Letter, the Company has no express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to, or cause to exist, any other Company Benefit Plan, program or arrangement, (ii) except as contemplated by this Agreement, to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

                  (9) Independent Contractors. Except as disclosed on Schedule
            4.11(a) of the Company Disclosure Letter, to the Knowledge of the Company, none of the Persons performing services for the Company have been improperly classified as being independent contractors, leased employees or as being exempt from the payment of wages for overtime.

                  (10) Plan Terms Control. No statement, either oral or written, has been made by the Company (or any agent of the Company) to any Person regarding any Company Benefit Plan that is not in accordance with such Company Benefit Plan that could have adverse economic consequences to Parent or the Surviving Corporation.

                  (11) Required Contribution. All contributions required to be made to each Company Benefit Plan under the terms of that Company Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid, and all other amounts that should be accrued to date as liabilities of the Company under or with respect to each Company Benefit Plan (including incurred but not reported claims) for the current plan year of the Company Benefit Plan have been recorded on the books of the Company.

                  (12) No Foreign Plans. Neither the Company nor any Subsidiary
            of the Company maintains, contributes to, sponsors or has any obligation relating to any employee benefit plan, program, agreement or arrangement established or maintained outside of the United States with respect to which the Company or any Subsidiary of the Company could reasonably be likely to have any material liability.

                  (13) Company Definition. For purposes of this Section 4.11 only, the term "Company" shall include any entity that is aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code.

            (b) Labor Matters. With respect to employees of the Company:

                  (1) Except as disclosed in Schedule 4.11(b) of the Company
            Disclosure Letter, the Company is in material compliance with all applicable Laws governing employment and employment practices, terms and conditions of employment and wages and hours.

                  (2) Except as disclosed in Schedule 4.11(b) of the Company
            Disclosure Letter, there is no material unfair labor practice charge or Legal Proceeding of any kind pending or, to the Knowledge of the Company, proposed or threatened against the Company, relating to employment, employment practices, terms and conditions of employment or wages and hours.

                  (3) The Company has no collective bargaining relationship or duty to bargain with any labor union or organization, and the Company has not recognized any labor union or organization as the collective bargaining representative of any of its employees relating to the Company nor does the Company have any Knowledge of any union organizing activity during the past year.

            SECTION 4.12 Contracts. Except as disclosed in Schedule 4.12 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, or is bound by, any:

            (a) employment, consulting, termination, change in control or severance agreement, contract or commitment with any current or former executive officer or any member of the Company's board of directors;

            (b) agreement, contract or commitment that restricts or purports to restrict the right of the Company or any Company Subsidiary to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

            (c) agreement, contract or commitment: (1) relating to the disposition or acquisition by the Company or any Company Subsidiary of assets not in the ordinary course of business since June 15, 1998; (2) relating to the acquisition since June 15, 1998 by the Company or any Company Subsidiary of any other entity, whether by means of merger, consolidation, purchase of assets or otherwise; or (3) pursuant to which the Company or any Company Subsidiary has any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than the Company Subsidiaries);

            (d) material purchase contracts that continue for a period of more than twelve months or obligate the Company or any Subsidiary of the Company (1) to purchase all or substantially all of its requirements of a particular product or service from a supplier or (2) to make periodic minimum purchases of a particular product or service from a supplier;

            (e) material outstanding sales contracts that continue for a period of more than twelve months or fixed price contracts that are reasonably likely to result in any loss to the Company or any of its Subsidiaries upon completion or performance thereof, after allowance for direct distribution expenses;

            (f) joint venture, shareholder, partnership or other agreement relating to any equity ownership or profit interest;

            (g) distributor, reseller or dealer agreement for the Company's products or services;

            (h) contract relating to any outstanding commitment for capital expenditures in excess of $100,000;

            (i) indenture, mortgage, promissory note, loan agreement, credit agreement, security agreement, guarantee of borrowed money or other agreement or instrument relating to the borrowing of money or extension of credit in excess of $50,000;

            (j) contractual obligation (as defined in Item 303(a)(5)(2) of Regulation S-K) of the Company or any Company Subsidiary that involves or would reasonably be expected to involve payments by the Company or any Company Subsidiary of more than $250,000 in any 12-month period;

            (k) contract providing for an "earn-out" or other contingent payment by the Company or any Company Subsidiary;

            (l) other than its articles of incorporation and bylaws (or equivalent documents if not a corporation), contract providing for the indemnification of any officer, director, employee, manager or independent contractor of the Company or any Company Subsidiary;

            (m) contract providing for any obligation of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person;

            (n) other than customer contracts entered into in the ordinary course of business, other agreement, contract, license or commitment that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted;

            (o) other than "shrink wrap" and similar widely available commercial end-user licenses or as set forth in Schedule 4.12(o) of the Company Disclosure Letter, any material contract (1) with respect to the license or transfer of Intellectual Property to any third party (other than the license of Company software to customers of the Company or any Company Subsidiary to whom the Company or any Company Subsidiary licenses such Company software in the ordinary course of business consistent with past practice); or (2) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company or any of its Subsidiaries;

            (p) contract to indemnify any other party against any charge of infringement of any intellectual property, other than indemnification provisions contained in license agreements or purchase orders arising in the ordinary course of business;

            (q) outstanding power of attorney, or obligation or liability (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, other than obligations between the Company and its Subsidiaries; or

            (r) customer contract that involves or would reasonably be expected to involve payments of more than $350,000 during calendar year 2004.

Neither the Company nor any Company Subsidiary, nor to the Company's Knowledge any other party to a Company Contract, is in breach or violation of or default under in any material respect, and neither the Company nor any Company Subsidiary has received written notice that it has breached, violated or defaulted under in any material respect, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any Company Subsidiary is a party or by which it is bound that (A) are required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through
(r) above or (B) are required to be filed with any Company SEC Report (any such agreement, contract or commitment, a "COMPANY CONTRACT"). Each Company Contract is valid and binding in all material respects on the Company or Company Subsidiary and, to the Knowledge of the Company, on the other parties thereto and is in full force and effect except to the extent it has previously expired in accordance with its terms. Except as set forth in Schedule 4.12 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the performance of this Agreement, including the consummation of the transactions contemplated hereunder, will not permit any other party to any Company Contract to cancel or terminate such Company Contract or trigger, accelerate or change any rights or obligations under such Company

Contract or constitute a breach, violation or default by the Company or any Company Subsidiary under such Company Contract.

            SECTION 4.13 Environmental Matters.

            (a) The Company and the Company Subsidiaries: (1) are and have been in compliance in all material respects with all applicable Environmental Laws;
(2) hold all material Environmental Permits; and (3) are and have been in compliance in all material respects with their respective Environmental Permits.

            (b) Neither the Company nor any of the Company Subsidiaries has released, and to their Knowledge no other Person has released, Hazardous Materials in any amount that could reasonably be required to be remediated under applicable Environmental Laws on any real property currently or formerly owned, operated or leased by the Company or the Company Subsidiaries.

            (c) Neither the Company nor any Company Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under Environmental Laws, including CERCLA, or any similar Law of any state, locality or any other jurisdiction.

            (d) Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree, order or third party agreement or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the Knowledge of Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

            (e) None of the real property currently or formerly owned, operated or leased by the Company or any Company Subsidiary is listed or, to the Knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup or is the subject of a Legal Proceeding with respect to environmental matters.

            SECTION 4.14 Title to Properties; Absence of Liens and Encumbrances.

            (a) Schedule 4.14(a) of the Company Disclosure Letter lists all real property owned by the Company and the Company Subsidiaries and all real property leases to which the Company or any Company Subsidiary is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event that with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim that would result in a Company Material Adverse Effect.

            (b) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") except for Liens:
(1) imposed by Law in respect of obligations not yet due that are owed in respect of Taxes or which otherwise are owed to carriers, warehousemen or mechanics; (2) reflected in the financial statements contained in the Company SEC Reports; (3) in favor of the lenders under the Credit Facility; and (4) that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present or contemplated use, of the property subject thereto or affected thereby.

            SECTION 4.15 Intellectual Property.

            (a) Except as qualified in this Section 4.15, the Company and the Company Subsidiaries each own or are licensed to use, and in any event possess sufficient and legally enforceable rights with respect to, all Company Intellectual Property used in their respective businesses as currently conducted. With respect to all patents and patent applications, the representations and warranties in this Section 4.15 are made only to the Knowledge of the Company and the Company Subsidiaries.

            (b) Except as set forth in Schedule 4.15(b) of the Company Disclosure Letter, since December 31, 2003, there has been no sale, assignment, lease, termination, abandonment, transfer, authorization to encumber or to otherwise dispose of or grant of any security interest or other interest in and to any item of Company Intellectual Property, in whole or in part, except for licenses to customers in the ordinary course of business.

            (c) "INTELLECTUAL PROPERTY" means: (1) names and likenesses, trade and service marks (and registrations and applications therefor and any renewals thereof), trade names, logos, and other designations, domain names, URLs, addresses and any registrations therefor, including all common law rights for all of the foregoing (collectively, "MARKS"); inventions (whether or not patentable); works of authorship; mask works; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; methods; processes; schematics; computer software (in source code and/or object code form and including executables, utilities, patches and fixes, and related documentation including operator and user manuals and training materials); and compositions of matter; (2) patent rights; Mark rights; copyrights (including applications and registrations therefor); mask work rights; sui generis database rights; and trade secret rights and moral rights; (3) data, datasets, databases and related documentation; and (4) and all other intellectual and industrial property rights of any sort throughout the world and any tangible embodiments of the foregoing (in any medium, including electronic media); and all applications, registrations, issuances, renewals and the like with respect thereto. "COMPANY INTELLECTUAL PROPERTY" means (i) all Intellectual Property that is used in or necessary for any business of the Company or any Company Subsidiary, (ii) all Marks that have been used at any time in the last five years in connection with the business of the Company or any Company Subsidiary (excluding all Marks used solely in connection with the Company's merchant services business, which it sold on March 22, 2004) and (iii) all pending applications for Marks based on a bona fide intent to use same in the future in connection with the business of the Company or any Company Subsidiary.

            (d) Each of the Company and the Company Subsidiaries has taken all steps it reasonably believes appropriate to protect and preserve the confidentiality of trade secrets or other confidential information and proprietary know-how, ideas and information used or necessary for any business of the Company or any Company Subsidiary ("COMPANY CONFIDENTIAL INFORMATION"). Except as set forth in Schedule 4.15(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any notice of or has any Knowledge of the use or infringement of any Company Intellectual Property or Company Confidential Information by any other Person. Without limiting the foregoing, each of the Company and Company Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement, and all current and former employees and contractors of the Company and any Company Subsidiaries have executed such an agreement and the Company or Company Subsidiaries have secured, or have a right to secure and, if requested, may secure, valid written assignments from all contractors and employees who contributed to the creation or development of any Company Intellectual Property of the rights to such contributions that the Company or Company Subsidiaries do not already own by operation of law. All use, disclosure or appropriation of the Company Confidential Information by, or to, a third party has been pursuant to the terms of a written agreement between the Company or Company Subsidiaries, on the one hand, and such third party, on the other hand. All use, disclosure or appropriation of confidential information of a third party has been pursuant to the terms of a written agreement between the Company or Company Subsidiaries, on the one hand, and such third party, on the other hand, or is otherwise lawful.

            (e) Neither the Company nor any Company Subsidiary has received any written communication alleging or suggesting that, or questioning whether, the Company or any Company Subsidiary has been or may be engaged in, liable for or contributing to any infringement of any third party Intellectual Property, which infringement would reasonably be expected to have a Company Material Adverse Effect.

            (f) To the Knowledge of the Company, the conduct of the business of the Company and Company Subsidiaries as currently conducted and proposed to be conducted by the Company in the Company SEC Reports does not infringe upon any Intellectual Property rights of any third party. There are no present or, to the Knowledge of the Company, threatened infringements or violations of or factual bases on which a claim for infringement or violation could reasonably be asserted by any third party with respect to the Company Intellectual Property that is owned by the Company or Company Subsidiaries (collectively, the "OWNED COMPANY INTELLECTUAL PROPERTY"). To the Knowledge of the Company, neither Company nor any Company Subsidiary is in breach of or default under any license or other agreement under which the Company or Company Subsidiaries have rights to use Company Intellectual Property (collectively, the "Licensed Company Intellectual Property"). Neither the Company nor any Company Subsidiary has received any notice of, and to the Knowledge of the Company, there are no present or threatened infringements or violations of or factual bases on which a claim for infringement or violation could reasonably be asserted by any third party with respect to the Licensed Company Intellectual Property.

            (g) Except as set forth in Schedule 4.15(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by any contract (1) that contains any non-competition covenant or exclusivity commitment that restricts the manner in which, medium in which, or the localities in which, all or a portion of the business of the Company and its Subsidiaries is conducted; (2) pursuant to which the Company or any Company Subsidiary has assigned, transferred, licensed or granted to a third party any Owned Company Intellectual Property on an exclusive basis; or (3) that contains any "most favored nation" pricing provision.

            (h) Except as set forth in Schedule 4.15(h) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written opinion of counsel regarding any third party patents or other third party Intellectual Property rights.

            (i) Except as set forth in Schedule 4.15(i) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has disclosed or delivered, or permitted the disclosure or delivery, to any escrow holder or other third party, all or any part of the source code (including any algorithm or documentation contained in, or relating to, any source code) of any Owned Company Intellectual Property.

            (j) All Software that is not owned by the Company or Company Subsidiaries is free of all viruses, worms, trojan horses, back doors, spyware, malware and other infections or harmful routines and contains no bugs, errors, or problems in each case, that, to the Knowledge of the Company, would be likely to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. All Software owned by the Company or Company Subsidiaries is free of all viruses, worms, Trojan horses, back doors, spyware, malware and other infections or harmful routines and contains no bugs, errors or problems in each case that would be likely to substantially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems. "SOFTWARE" means software (in source code and/or object code form and including executables, utilities, patches and fixes), computer programs, data, datasets, databases and related documentation (including user and operating manuals and training materials), in any form (including Internet sites, Internet content and links) that is owned, licensed or otherwise used by the Company or any Company Subsidiary and (i) used in the operation of the business of the Company or any Company Subsidiary, including, but not limited to, that operated by the Company or any Company Subsidiary on its web sites or used by the Company or any Company Subsidiary in connection with processing customer orders, storing customer information, or processing, transmitting, storing or archiving data, or (ii) developed, manufactured, distributed, sold, licensed or marketed by the Company or any Company Subsidiary.

            (k) The Company and the Company Subsidiaries have obtained all approvals and agreements necessary or appropriate (including, without limitation, assurances from customers regarding further export) for exporting any Intellectual Property outside the United States and importing any Intellectual Property into any country in which they are or have been disclosed, sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

            (l) All Owned Company Intellectual Property that has been distributed, sold or licensed to a third party by the Company or any Company Subsidiary that is covered by a currently effective warranty in all material respects conforms to and performs in accordance with the representations and warranties provided with respect to such Owned Company Intellectual

Property by or on behalf of the Company or such Company Subsidiary for the time period during which such representations and warranties apply. All Intellectual Property that has been distributed, sold or licensed to a third party by the Company or any Company Subsidiary that is covered by a currently effective warranty of the Company, to the Knowledge of the Company, in all material respects conforms to and performs in accordance with the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Company or such Subsidiary for the time period during which such representations and warranties apply.

            (m) The Company and the Company Subsidiaries have complied with and are in compliance with the terms of all privacy policies, agreements, obligations and laws applicable to personal, customer and other information received, processed or maintained by the Company or the Company Subsidiaries.

            (n) The Company and the Company Subsidiaries have established and are in compliance with a security program, including technology, practices and procedures generally consistent with common practice in their industry, that is designed to protect (i) the integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate; (ii) the security, confidentiality and integrity of data housed in their systems; (iii) the security, confidentiality and integrity of data as to which they have permitted access by third party service providers; and (iv) against unauthorized access to their systems and the systems of such third party service providers which have access to their data.

            (o) All registrations, applications therefor, filings, issuances and other actions with respect to any Owned Intellectual Property, including without limitation patents, trademarks, service marks, copyrights and domain names, are and remain in full force and effect at the United States Patent and Trademark Office, the United States Copyright Office, any applicable domain name registrar, or any other filing offices, domestic or foreign. As of the date hereof, except as set forth in Schedule 4.15(o) of the Company Disclosure Letter, there are no actions that must be taken within 180 days following the Effective Time that, if not taken, will result in the loss of any rights in any registrations of or applications to register any Owned Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses, documents, applications or certificates.

            (p) Except as set forth in Schedule 4.15(p) of the Company Disclosure Letter, all contracts, leases, licenses, agreements, arrangements, commitments, instruments and undertakings related to Company Intellectual Property that are used by the Company and/or any Company Subsidiary in their respective businesses as currently conducted will be capable of being used by the Surviving Corporation upon the Effective Time, without the consent, approval, waiver or authorization of any other party thereto or any third party, and such use will not constitute a breach thereof or a violation of any applicable Law.

            SECTION 4.16 Taxes.

            (a) All Tax Returns of the Company have been or will be completed and filed when due (including any extensions of such due date). All Taxes due from the Company (without regard to whether such Taxes have been assessed) have been timely paid. Except to the extent that an appropriate reserve for Taxes has been established on the Company Financial Statements, all information included on such Tax Returns is correct and complete in all material respects. The Company Financial Statements contained in the Company SEC Reports fully accrue all material actual and contingent liabilities for Taxes with respect to all periods through the date of the Company Balance Sheet. All information set forth in the notes to the Company Financial Statements relating to Tax matters is correct and complete in all material respects. No material Tax liability since the date of the Company Balance Sheet has been incurred by the Company other than in the ordinary course of business, and the Company has adequately provided for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

            (b) The Company has withheld and paid to the applicable Tax Authority all material amounts required to be so withheld and paid. Except as set forth in Schedule 4.16(b) of the Company Disclosure Letter, the Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns of the Company that is still in effect and there is no material claim, audit, action, suit, proceeding, or, to the Knowledge of the Company, investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company is a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, of which the Company is the common parent. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement with respect to the Company's Taxes. The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not constituted either a distributing corporation or a controlled corporation in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement. The Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.

            (c) No deductions for compensation paid or accrued by the Company up to the date of the Effective Time are subject to limitation under Section 162(m) of the Code.

            (d) No claim has been asserted in writing against the Company by an Authority in a jurisdiction where such entity does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

            (e) The Company has provided or made available or will provide or make available to Parent (to the extent requested by Parent) complete and accurate copies of (i) Tax Returns of the Company, and any amendments thereto, covering all open years, (ii) audit reports received from any Tax Authority relating to any Tax Return of the Company covering all open years, (iii) powers of attorney currently in force granted by or with respect to the Company concerning any Tax matter, (iv) Tax rulings that relate directly to the Company, and (v) Closing Agreements with any Tax Authority that relate directly to the Company.

            (f) As used in this Section 4.16, the term "the Company" means the Company and each Company Subsidiary.

            SECTION 4.17 [Intentionally Omitted].

            SECTION 4.18 Interested Party Transactions. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no director or executive officer of the Company or any of its Subsidiaries has received any compensation from the Company of the nature and for the periods required to be disclosed by the Company under applicable rules of the SEC, and no director or executive officer of the Company has entered into any transaction with the Company of the nature and for the periods required to be disclosed by the Company under applicable rules of the SEC. No officer or director of the Company or any Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any Company Subsidiary. Except as set forth in Schedule 4.18 of the Company Disclosure Letter and as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no current or former director or officer of the Company (or any member of the immediate family of any of the foregoing Persons) has or has had, directly or indirectly, to the Company's Knowledge, (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any Company Contract; or
(iv) any contractual or other arrangement with the Company or any Company Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any person" for purposes of this Section 4.18. The Company and the Company Subsidiaries have not, since July 30, 2002, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no extensions of credit maintained by the Company or any of the Company Subsidiaries to which Section 13(k) of the Exchange Act applies. Except as set forth on Schedule 4.18 of the Company Disclosure Letter, no current or former officer or director of the Company or any Company Subsidiary has asserted any claim, charge, action or cause of action against the Company or any Company Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters.

            SECTION 4.19 Insurance. The Company has provided or made available to Parent true, correct and complete copies of all policies of insurance to which each of the Company and the Company Subsidiaries are a party or are a beneficiary or named insured. Except as set forth in Schedule 4.19 of the Company Disclosure Letter, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

            SECTION 4.20 Board Approval; Vote Required.

            (a) The board of directors of the Company has duly: (1) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and its shareholders; (2) approved this Agreement and the Merger; and (3) recommended that the shareholders of the Company adopt this Agreement (the "COMPANY BOARD APPROVAL").

            (b) The only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and the other transactions contemplated by this Agreement is the Company Common Shareholder Approval. No approval of the holders of the Company Preferred Stock is necessary to authorize the Merger or any other transaction contemplated hereby.

            SECTION 4.21 Opinion of Financial Advisor. The Company has received the written opinion of the Company Financial Advisor, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration to be received by the holders of the Company Common Stock, taken in the aggregate, is fair from a financial point of view to such holders, a signed copy of which opinion has been delivered to Parent.

            SECTION 4.22 Brokers. Except as set forth in Schedule 4.22 of the Company Disclosure Letter, no broker, finder, financial advisor or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable. The fees and expenses of any accountant or legal counsel retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company are on an hourly basis for work performed.

            SECTION 4.23 Customers and Suppliers. Except (a) as disclosed in
Schedule 4.23 of the Company Disclosure Letter and (b) for customers of the Company's merchant services division, which the Company sold in March 2004, no customer that individually accounted for more than five percent (5%) of the Company's consolidated gross revenues during the calendar year ended December 31, 2003 has, during the calendar year ended December 31, 2003 and through June 30, 2004, canceled or otherwise terminated, or made any written threat to the Company or any Company Subsidiary to cancel or otherwise terminate, its relationship with the Company or such Company Subsidiary, or decreased materially its usage of the services or products of the Company or such Subsidiary, other than usage decreases as otherwise contemplated in the contract relating to such customer. Except for suppliers to the Company's merchant services division, which the Company sold in March 2004, no supplier from whom the Company and its Subsidiaries purchased more than five percent (5%) of the goods or services they purchased (on a consolidated basis) during the calendar year ended December 31, 2003, has, during the calendar year ended December 31, 2003 and through June 30, 2004, canceled or otherwise terminated, or made any written threat to the Company or any of its Subsidiaries to cancel or otherwise terminate, its relationship with the Company or such Subsidiary.

            SECTION 4.24 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party that has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted.

            SECTION 4.25 No Illegal Payments. Neither the Company nor any Company Subsidiary has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act. Neither the Company, nor any Company Subsidiary, nor any current director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures. The Company and each of its Subsidiaries that is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

            SECTION 4.26 Information Supplied. None of the information supplied or to be supplied by the Company or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the offer and sale of shares of Parent Common Shares in connection with the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES OF
                           PARENT, FNIS AND MERGER SUB

      Parent, FNIS and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article 5 are true and correct, subject to the exceptions set forth in the Parent Disclosure Letter. The Parent Disclosure Letter shall be arranged according to specific sections in this Article 5 and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article 5 and any other section in this Article 5 where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

            SECTION 5.01 Organization and Qualification; Subsidiaries. Schedule
5.01 of the Parent Disclosure Letter sets forth the jurisdiction of incorporation of Parent, FNIS and Merger Sub. Each of Parent, FNIS and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of Parent, FNIS and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

            SECTION 5.02 Certificate of Incorporation and Bylaws. Parent has heretofore made available to the Company complete and correct copies of (i) Parent's and FNIS' certificates of incorporation and bylaws and (ii) Merger Sub's articles of incorporation and bylaws, in each case as amended to the date of this Agreement. Such certificates of incorporation, articles of incorporation and bylaws are in full force and effect. Neither Parent, FNIS nor Merger Sub is in violation of any of the provisions of its certificate of incorporation, articles of incorporation or bylaws.

            SECTION 5.03 Capitalization.

            (a) The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Shares and 3,000,000 shares of preferred stock, par value $.0001 per share, of Parent (the "PARENT AUTHORIZED PREFERRED SHARES").

            (b) As of July 31, 2004: (1) 176,901,375 Parent Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (2) no Parent Authorized Preferred Shares had been issued or were outstanding; and (3) an aggregate of 15,475,830 Parent Common Shares were reserved for issuance pursuant to Parent's stock option plans (collectively, the "PARENT STOCK OPTION PLANS"), of which an aggregate of 10,596,928 shares were subject to outstanding, unexercised options (the "PARENT STOCK OPTIONS").

            (c) The Parent Common Shares to be issued pursuant to the Merger in accordance with Section 3.01(a)(2) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's certificate of incorporation or bylaws or any agreement to which Parent is a party or is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

            (d) Except as set forth in the Parent SEC Reports and for options granted pursuant to the Parent Stock Option Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent, or conditionally or absolutely obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent. All Parent Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions (whether conditional or absolute) specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

            (e) Parent owns 100% of the outstanding capital stock of FNIS. FNIS owns 100% of the outstanding capital stock of Merger Sub.

            SECTION 5.04 Authority Relative to this Agreement. Each of Parent, FNIS and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent, FNIS and Merger Sub and the consummation by each of Parent, FNIS and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, FNIS or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of Parent, FNIS and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of each of Parent, FNIS and Merger Sub, enforceable against each of Parent, FNIS and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

            SECTION 5.05 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by each of Parent, FNIS and Merger Sub do not, and the performance of this Agreement by each of Parent, FNIS and Merger Sub will not: (1) conflict with or violate the certificates of incorporation, articles of incorporation or bylaws of Parent, FNIS or Merger Sub; (2) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and notifications described in Section 5.05(b) have been made or complied with, conflict with or violate any Law applicable to Parent, FNIS or Merger Sub or by which any property or asset of Parent, FNIS or Merger Sub is bound or affected; or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a Lien on any property or asset of Parent, FNIS or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, FNIS or Merger Sub is a party or by which any asset of Parent, FNIS or Merger Sub is bound or affected, except, with respect to clauses (2) and (3), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (b) The execution and delivery of this Agreement by each of Parent, FNIS and Merger Sub do not, and the performance of this Agreement by each of Parent, FNIS and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (1) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the Securities Act, the Parent Stock Market, the pre-merger notification requirements of the HSR Act, any filings under similar competition or merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Georgia Certificate of Merger as required by the GBCC, and as set forth in Schedule 5.05(b) of the Parent Disclosure Letter and (2) for such other consents, approvals, orders, authorizations, registrations, permits, filings or notifications that if not obtained or made would not reasonably be expected to be material to the Company or Parent or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

            SECTION 5.06 SEC Filings; Financial Statements.

            (a) Parent has filed all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by it with the SEC since January 1, 2002 (collectively, the "PARENT SEC REPORTS"). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (1) each Parent SEC Report complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (2) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIAL STATEMENTS") (x) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect). The unaudited balance sheet of Parent dated as of June 30, 2004 and filed with the Quarterly Report on Form 10-Q of Parent for the quarter then ended is hereinafter referred to as the "PARENT BALANCE SHEET."

            (c) Except as set forth in Schedule 5.06 of the Parent Disclosure Letter, neither Parent nor any of Parent's current officers or directors or, to Parent's Knowledge, any of Parent's former officers or directors, is the subject of an SEC formal or informal investigation or enforcement action.

            SECTION 5.07 [Intentionally Omitted].

            SECTION 5.08 Operations of FNIS and Merger Sub. FNIS is a wholly owned Subsidiary of Parent, and Merger Sub is a wholly owned Subsidiary of FNIS. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

            SECTION 5.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, FNIS or Merger Sub.

            SECTION 5.10 Board Approval; Vote Required.

            (a) The board of directors of Parent has duly approved this Agreement and the Merger (the "PARENT BOARD APPROVAL") and the boards of directors of FNIS and Merger Sub have duly approved this Agreement and the Merger.

            (b) No vote of any class or series of capital stock of Parent or FNIS is necessary to approve and adopt this Agreement and the transactions contemplated thereby.

            SECTION 5.11 Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the Parent Balance Sheet, or in the notes thereto, and (b) liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice, neither the Parent nor any Parent Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be material to the business, results of operations or financial condition of the Parent and the Parent Subsidiaries taken as a whole.

            SECTION 5.12 Absence of Certain Changes or Events. Since December 31, 2003, except as disclosed in Schedule 5.12 of the Parent Disclosure Letter, there has not been any event, change or condition that, individually or in the aggregate, has had or would be reasonably expected to have a Parent Material Adverse Effect.

            SECTION 5.13 Absence of Litigation. There is no Legal Proceeding pending or, to the Knowledge of Parent, FNIS or Merger Sub, threatened in writing against Parent before any court, arbitrator or Governmental Entity, domestic or foreign, that (i) other than as described in the Parent SEC Reports, would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or (ii) seeks to delay or prevent the consummation of the Merger or any other material transaction contemplated by this Agreement. Neither Parent nor any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator, that in any case would reasonably be expected to have a Parent Material Adverse Effect.

            SECTION 5.14 Financing. Parent possesses and will possess at the Effective Time sufficient cash funds to pay all required cash amounts to the Company's shareholders pursuant to Article 3 of this Agreement.

            SECTION 5.15 Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by any Person other than Parent specifically for inclusion or incorporation by reference in the Registration Statement.

            SECTION 5.16 Compliance. Neither Parent nor any of the Parent Subsidiaries is in conflict with, or in default or violation of: (1) any Law applicable to Parent or the Parent Subsidiaries or by which any property or asset of Parent or the Parent Subsidiaries is bound or affected; or (2) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary is bound or affected; that in any case would reasonably be expected to have a Parent Material Adverse Effect.

            SECTION 5.17 Intellectual Property. Parent and the Parent Subsidiaries each own or are licensed to use, and in any event possess sufficient and legally enforceable rights with respect to, all Parent Intellectual Property used in their respective businesses as currently conducted, except to the extent that the failure to have such rights has not had and would not reasonably be expected to have a Parent Material Adverse Effect and except for such items as have yet to be conceived or developed or that may reasonably be expected to be available for licensing on reasonable terms from third parties. With respect to patent rights, moral rights and the rights to Marks, the representations and warranties of this Section 5.17 are made only to Parent's and the Parent Subsidiaries' Knowledge. "PARENT INTELLECTUAL PROPERTY" means all Intellectual Property that is used in or necessary for any business of Parent or any Parent Subsidiary.

            SECTION 5.18 Employee Benefit Plans. All Parent employee benefit plans (as defined in Section 3(3) of ERISA) (collectively, "PARENT EMPLOYEE BENEFIT PLANS") comply in all material respects with the requirements of all applicable Laws, regulations and rules promulgated thereunder, including, without limitation, ERISA, COBRA, FMLA and the Code. Parent and the Parent Subsidiaries have performed in all material respects all material obligations required to be performed by them under, are not in material default under or in material violation of, and have no Knowledge of any material default or material violation by any party to, any Parent Employee Benefit Plan. No material action, claim or proceeding is pending or, to the Knowledge of Parent, threatened with respect to any Parent Employee Benefit Plans (other than claims for benefits in the ordinary course) that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

                                    ARTICLE 6

                     CONDUCT OF BUSINESS PENDING THE MERGER

            SECTION 6.01 Conduct of Business by the Company Pending the Merger The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Schedule 6.01 of the Company Disclosure Letter or as specifically contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld in the instances described in Section 6.01(b):

            (a) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable Law; and

            (b) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees, alliance partners and other Persons with which the Company or any Company Subsidiary has business relations; provided, however, that the inability of the Company to maintain any such relationships following the use of commercially reasonable efforts as a result of the announcement of the pendency of the Merger shall not be deemed a breach of this Section 6.01(b). By way of amplification and not limitation, except as contemplated by this Agreement or as set forth in Schedule 6.01 of the Company Disclosure Letter, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (provided, however, that with respect to paragraphs (3), (7), (8) and 13(A)), such consent shall not be unreasonably withheld or delayed):

                  (1) issue, deliver, sell, pledge, transfer, grant or encumber or otherwise subject to any Lien any shares of capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than
            (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement under the Company Stock Option Plans or pursuant to the Company Purchase Plan, or (B) the issuance of shares of Company Common Stock upon the conversion of the Company Preferred Stock;

                  (2) amend or change the articles of incorporation or bylaws or equivalent organizational documents of the Company or any Company Subsidiary, including the certificate of designations of the Company Preferred Stock;

                  (3) sell, pledge, lease, license, dispose of, grant or
            encumber or otherwise subject to any Lien any properties or assets (including securitizations) of the Company or any Company Subsidiary, including any Intellectual Property of the Company or any Company Subsidiary, except (i) in the ordinary course of business and in a manner consistent with past practice, and (ii) grants of security interests to the lenders as required under the Credit Facility;

                  (4) declare, set aside or pay any dividend or other
            distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock or other equity interests of the Company or any Company Subsidiary;

                  (5) reclassify, combine, split, subdivide or issue any other securities in respect of, in lieu of or in substitution for, or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock or other ownership interests of the Company or any Company Subsidiary or any options or other rights to acquire any of the foregoing;

                  (6) acquire (including, without limitation, by merger,
            consolidation, or acquisition of stock or assets) any interest in or any assets of any corporation, partnership, other business organization or any division thereof;

                  (7) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person, or make any loans or advances, except for (A) indebtedness incurred and repaid in the ordinary course of business under the Credit Facility; and (B) other indebtedness with a maturity of not more than one year in a principal amount not in the aggregate in excess of $100,000;

                  (8) (i) enter into contracts or agreements requiring the
            payment of consideration in excess of $100,000 in the aggregate or that would constitute a Company Contract; provided that any customer contract that involves, or would reasonably be expected to involve, payments of less than $2,000,000 over the life of the contract may be entered into in the ordinary course of business consistent with past practice, (ii) modify, amend or terminate any such existing contract or agreement or any Company Contract, other than modifications, amendments and terminations of any customer contract in the ordinary course of business consistent with past practice that involve, or would reasonably be expected to involve, payments of less than 15% of the value of the payments to be made over the life of the contract prior to such modification or amendment;

                  (9) enter into or amend any contract pursuant to which any
            Person is granted exclusive marketing, manufacturing or other rights with respect to any product, service, process or technology of the Company or its Subsidiaries;

                  (10) make or authorize any capital expenditures in excess of
            $500,000, or enter into any commitment for the purchase, lease or use of any real property;

                  (11) accelerate, amend or change the period of exercisability of options, or reprice options granted under the Company Stock Option Plans or authorize cash payments in exchange for any options granted under any such plans, except (i) as disclosed on Schedule 6.01(b) of the Company Disclosure Letter, or (ii) as required or contemplated under this Agreement;

                  (12) increase, or agree to increase, the compensation
            (including base salary, target bonus and other compensation) payable or to become payable to the Company's officers or employees, except for normal increases for non-executive employees and spot bonuses of not more than $5,000 per employee, in each case in the ordinary course of business in accordance with past practices, or grant any rights to severance or termination pay to, or enter into or terminate any employment, consulting, termination, indemnification or severance agreement with, any director, officer, employee or consultant of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, material employment, termination, severance or other Company Benefit Plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer, employee or consultant; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefits plans described in Section 3(3) of ERISA that are required by law;

                  (13) (A) pay, discharge, settle or satisfy any material
            claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or Legal Proceeding (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed in the Company Balance Sheet or in the notes thereto or incurred in the ordinary course of business consistent with past practices since the date of such Company Balance Sheet or incurred in connection with this Agreement or the transactions contemplated hereby, or (B) waive the benefits of, agree to modify in any manner, terminate, release any Person from or fail to enforce any confidentiality, standstill or similar contract to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

                  (14) make or change any material Tax or accounting election, change any annual accounting period, adopt or change any material accounting method, enter into any material closing agreement, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of Taxes in any material amount, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other action or omit to take any action that would have the effect of increasing the Tax liability in any material respect of the Company or any Company Subsidiary or Parent;

                  (15) (A) sell, assign, lease, terminate, abandon, transfer, encumber or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, other than grants of security interests to the lenders as required under the Credit Facility; (B) grant any license with respect to any Company Intellectual Property, other than the license of Company software in the ordinary course of business; or (C) other than in the ordinary course of business, disclose, or authorize for disclosure, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

                  (16) unless the statute of limitations will bar the bringing of such claim after the termination of this Agreement, directly or indirectly bring or initiate (including by counterclaim or impleader) any litigation or other action before an arbitrator or other Governmental Entity against Parent or any of its Subsidiaries or involving or affecting their assets (other than in connection with the enforcement of rights and obligations hereunder);

                  (17) take any action that would, or that would reasonably be likely to, (i) result in any representation or warranty made by the Company becoming untrue or inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied or (ii) result in any other condition set forth in Article 6 not being satisfied; or

                  (18) authorize, or agree in writing or otherwise to take, any of the actions described in Section 6.01(b)(1) through (17) above.

            SECTION 6.02 Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Schedule 6.02 of the Parent Disclosure Letter or as specifically contemplated by any other provision of this Agreement, unless the Company shall otherwise consent in writing, Parent shall not take any action that would, or that would reasonably be likely to (i) result in a Parent Material Adverse Effect or (ii) have a material adverse effect on the ability of Parent, FNIS or Merger Sub to perform its obligations hereunder or to consummate the Merger; provided, however, the effects of any acquisition by Parent completed after the date hereof or proposed prior to or after the date hereof shall not be deemed, in and of itself, to result in a Parent Material Adverse Effect for purposes of Section 6.02(i).

            SECTION 6.03 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, orally and in writing, to the extent that such party has Knowledge of:
(a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (1) any representation or warranty contained in this Agreement made by it (and in the case of Parent, made by FNIS or Merger
Sub) to be untrue or inaccurate in any material respect or (2) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied by it (and in the case of Parent, by FNIS or Merger Sub) in any material respect; and (b) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it (and in the case of Parent, by FNIS or Merger Sub) hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the representations, warranties, covenants or agreements of Parent or the Company, as the case may be, the conditions to the obligations of the parties hereto to consummate the Merger or the remedies available hereunder to Parent or the Company, as the case may be.

            SECTION 6.04 Cooperation Regarding IPO of FNIS. The Company recognizes that FNIS may make an initial public offering of shares of its common stock (the "IPO") prior to the Effective Time. The Company will cooperate as reasonably necessary with FNIS in the IPO, including providing information and historical financial statements for use in any registration statement or prospectus for the IPO and obtaining the cooperation of the Company's accountants in connection therewith; provided, however, that Parent and FNIS shall cooperate to the extent reasonably practicable so that the IPO does not unreasonably delay the effectiveness of the Registration Statement and thus cause the Company Shareholders' Meeting to be unreasonably delayed.

                                   ARTICLE 7

                              ADDITIONAL AGREEMENTS

            SECTION 7.01 Registration Statement; Proxy Statement.

            (a) As promptly as practicable after the execution of this Agreement, (1) the Company shall prepare, in consultation with Parent, and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT") relating to the meeting of the Company's shareholders (the "COMPANY SHAREHOLDERS' MEETING") to be held to consider approval of the Merger and adoption of this Agreement, and (2) Parent shall prepare, in consultation with the Company, and file with the SEC the Registration Statement in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Shares to be issued to the shareholders of the Company pursuant to the Merger. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and, prior to the effective date of the Registration Statement, Parent shall use its reasonable best efforts to take all or any reasonable action required under any applicable state securities laws in connection with the issuance of Parent Common Shares pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and

Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its shareholders.

            (b) The Proxy Statement shall include the recommendation of the board of directors of the Company to the shareholders of the Company to vote in favor of the adoption of this Agreement and, subject to Section 7.01(c), neither the board of directors of the Company nor any committee thereof shall (i) withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the board of directors of the Company that the Company's shareholders adopt this Agreement (ii) approve any letter of intent, agreement in principle, merger agreement, acquisition agreement or similar agreement relating to any Competing Transaction or (iii) approve or recommend, or propose to approve or recommend, any Competing Transaction. Subject to Parent's termination rights under Section 9.01(c), nothing contained in this Agreement shall prohibit the board of directors of the Company from fulfilling its duty of candor or disclosure to the shareholders of the Company under applicable law or from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that, except as permitted under Section 7.01(c), the Company does not withhold, withdraw, amend, modify or change its recommendation in favor of the Merger or approve or recommend any Competing Transaction.

            (c) If a Superior Proposal shall have been made to the Company and shall not have been withdrawn, then prior to the Company Common Shareholder Approval, the Company's board of directors may (x) withhold, withdraw, amend, modify or change its recommendation in favor of the Merger or (y) terminate this Agreement in order to enter into an agreement for such Superior Proposal (provided that prior to such termination, (i) the Waiting Period referred to below shall have lapsed and (ii) the Company shall have paid the Termination Fee and acknowledged its obligation to pay the Parent's Expense Reimbursement) if:
(1) the Company shall have provided written notice to Parent as promptly as practicable (and, in any event, within one Business Day) advising Parent that the Company has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal in reasonable detail and identifying the Person or entity making such Superior Proposal and, if in writing, providing a copy of such Superior Proposal (a "NOTICE OF SUPERIOR PROPOSAL"); (2) Parent shall not have, within five Business Days of Parent's receipt of the Notice of Superior Proposal (the "WAITING PERIOD"), made an offer that the Company's board of directors determines in its good faith judgment to be at least as favorable to the Company and its shareholders as such Superior Proposal (it being agreed that the Company's board of directors shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof); (3) the board of directors of the Company concludes in good faith, after consultation with its independent financial advisor and outside legal counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment, modification or change of such recommendation, or the termination of this Agreement and entry into such agreement for a Superior Proposal, is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company and its shareholders under applicable Law, after taking into account any modifications to the terms of this Agreement proposed by Parent following its receipt of the Notice of Superior Proposal; and (4) the Company shall not have violated any of the restrictions set forth in Section 7.04 or this Section 7.01(c). The Company shall use its commercially reasonable efforts to provide Parent with at least two Business Days' notice of any meeting of the Company's board of directors at which the Company's board of directors is reasonably expected to consider any Competing Transaction. Notwithstanding anything herein to the contrary, prior to the Company Common Shareholder Approval, the Company's board of directors may withhold, withdraw, amend, modify or change its recommendation in favor of the Merger if the board of directors of the Company concludes in good faith, after consultation with its independent financial advisor and outside legal counsel, that the withholding, withdrawal, amendment, modification or change of such recommendation is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company and its shareholders under applicable Law.

            (d) Unless this Agreement has been terminated, nothing contained in this Agreement shall limit the Company's obligation to convene and hold the Company Shareholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withheld, withdrawn, amended, modified or changed).

            (e) No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of Parent and the Company will advise the other, promptly after it receives notice thereof (providing a copy of any written materials), of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall consult with each other (including providing drafts in advance of filing) in the preparation of any amendment or supplement to the Registration Statement or Proxy Statement and in responding to any requests from or comments of the SEC.

            (f) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at: (1) the time the Registration Statement is declared effective; (2) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company; (3) the time of the Company Shareholders' Meeting; and (4) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent, or its officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement should be discovered by Parent, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, however, that the foregoing does not cover any of the information referred to in the first sentence of Section 7.01(g).

            (g) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at: (1) the time the Registration Statement is declared effective; (2) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company; (3) the time of the Company Shareholders' Meeting; and (4) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, however, that the foregoing does not cover any of the information referred to in the first sentence of Section 7.01(f).

            SECTION 7.02 Company Shareholders' Meeting. The Company shall: (1) call and hold the Company Shareholders' Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement; (2) use its reasonable best efforts to hold the Company Shareholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective; and (3) in any event hold such Company Shareholders' Meeting within 45 days after the date on which the Registration Statement becomes effective. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Merger and adoption of this Agreement, and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the rules of The Nasdaq National Market and the GBCC. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this
Section 7.02(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any proposal or offer for a Competing Transaction; provided, however, that if the Company's board of directors withholds, withdraws, amends, modifies or changes its recommendation in favor of the Merger pursuant to and in accordance with Section 7.01(c) hereof, with the result that the Company's board of directors no longer recommends that the Company's shareholders vote in favor of the Merger, then the obligations of the Company set forth in the second sentence of this Section 7.02 shall be limited to holding the Company Shareholders' Meeting and mailing proxy materials to its shareholders in that regard, with no duty to seek to encourage votes in favor of the Merger.

            SECTION 7.03 Access to Information; Confidentiality.

            (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of the Company's Subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (1) provide Parent (and its Subsidiaries and their respective officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (collectively, "REPRESENTATIVES")) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of it and its Subsidiaries and to the books and records thereof and (2) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of it and its Subsidiaries as Parent or its Representatives may reasonably request; provided that the Company shall not be required to furnish any information about any Legal Proceeding that is pending, or to the Knowledge of such party threatened, against such party or any Subsidiary or property or asset of such Subsidiary if in the reasonable judgment of such party after consulting with its outside counsel, furnishing such information would reasonably be expected to prejudice materially the rights of such party, its Subsidiaries, officers, directors or Affiliates to assert an attorney-client privilege with respect thereto in such Legal Proceeding or any related Legal Proceeding.

            (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their obligations under the Non-Disclosure Agreement. All information obtained by the parties pursuant to
(a) above shall be subject to the Non-Disclosure Agreement.

            (c) No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger.

            SECTION 7.04 No Solicitation of Transactions.

            (a) Following the date hereof, the Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, (1) solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to, or that reasonably may be expected to lead to a proposal or offer for, any Competing Transaction, (2) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction or (3) authorize or permit any of its Representatives to take any such action. The Company shall promptly (but in no event later than 24 hours) notify Parent if any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding a Competing Transaction is made, and the Company shall promptly inform Parent as to the material details of any such proposal, offer, inquiry or contact, including, without limitation, the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact. The Company shall keep Parent informed in all material respects of the status and material terms (including any material changes therein) of any such proposal, offer or inquiry and provide Parent as soon as reasonably practicable after receipt thereof (but in no event later than 24 hours) with copies of all correspondence and other written material sent or provided to the Company from any third party in connection therewith. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Notwithstanding anything to the contrary in this Section 7.04, prior to the Company Common Shareholder Approval, the Company's board of directors may furnish information to, and enter into discussions or negotiations (or waive any confidentiality restrictions in a standstill agreement that would otherwise restrict the foregoing) with, a Person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing

Transaction only if the Company's board of directors has: (1) concluded, in good faith, after consultation with its independent financial advisor that such proposal or offer constitutes or is reasonably likely to lead to a Superior Proposal; (2) concluded, in good faith, after consultation with its outside legal counsel, that, in light of such Competing Transaction, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its shareholders under applicable Law;
(3) provided written notice to Parent of its intent to furnish information or enter into discussions or negotiations with such Person at least three Business Days prior to taking any such action; and (4) obtained from such Person an executed confidentiality and standstill agreement on terms no less favorable to the Company than those contained in the Non-Disclosure Agreement; provided, however, that no information may be furnished and no discussions may be entered into in the event that the Company has breached this Section 7.04(a); and provided further, however, that the Company's board of directors shall furnish to Parent all information provided to the Person who has made the proposal or offer regarding the Competing Transaction to the extent that such information has not been previously provided to Parent.

            (b) A "SUPERIOR PROPOSAL" means an unsolicited written bona fide offer or proposal made by a third party to consummate a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving the Company pursuant to which a Person (or its shareholders) would own, if consummated, all or substantially all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and the Company Subsidiaries taken as a whole that is (1) not attributable to a breach by the Company of
Section 7.04(a) hereof and (2) on terms (including conditions to consummation of the contemplated transaction) that the board of directors of the Company determines, in its good faith judgment (after consultation with the Company's counsel and the Company's independent financial advisor), to be more favorable to the Company's shareholders from a financial point of view than the terms of the Merger and with any financing required to consummate the transaction contemplated by such offer or proposal committed.

            SECTION 7.05 Letters of the Company's Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to Parent two letters from the Company's independent public accountants, one dated a date within two Business Days before the date on which the Registration Statement shall become effective and one dated a date within two Business Days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company shall provide all reasonable cooperation to the Company's independent public accountants to enable them to issue the letters referred to in this Section 7.05.

            SECTION 7.06 Indemnification and Insurance of Directors, Officers, Employees and Agents.

            (a) All rights of current or former directors, officers, employees and agents of the Company and Company Subsidiaries who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the articles of incorporation or bylaws of the Company (or under any written agreement to which the Company is a party) in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time unless such modification is required by Law.

            (b) After the Effective Time, the Surviving Corporation shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or becomes such prior to the Effective Time, a director or officer of the Company or any Company Subsidiary (an "INDEMNIFIED PARTY") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors or in connection with their serving at the Company's request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, in each case occurring on or before the Effective Time (including the transactions contemplated by this Agreement) to the full extent required under the articles of incorporation or bylaws of the Company (or under any written agreement to which the Company is a party); provided, however, that (i) such indemnification shall only be to the fullest extent a corporation is permitted under the GBCC to indemnify its own directors and officers, and (ii) if the Surviving Corporation (x) is unable to meet its indemnification obligations hereunder and (y) has total shareholders' equity calculated in accordance with GAAP of less than $220 million, then an Affiliate of Parent, of FNIS or of the Surviving Corporation (which may be FNIS) having shareholders' equity of at least $220 million shall thereupon assume and pay such indemnification obligations; provided, that if no such Affiliate assumes and pays such obligations, then Parent shall do so. Notwithstanding anything to the contrary in this Agreement, neither the Surviving Corporation, Parent, FNIS, nor any Affiliate of the Surviving Corporation, FNIS or Parent shall have any further obligation to make any payment under this Section 7.06(b) if the aggregate of all payments made after the date of this Agreement for the benefit of Indemnified Parties pursuant to (i) the articles of incorporation or bylaws of the Company, any Company Subsidiary or the Surviving Corporation, (ii) agreements to which the Company, any Company Subsidiary or the Surviving Corporation is a party and (iii) this Section 7.06(b) exceeds $220 million. The preceding sentence shall not be understood to imply that Parent expects that payments will be made under any of the foregoing for the benefit of Indemnified Parties and shall not limit or in any way affect Parent's rights under any other provision of this Agreement, including Sections 8.02 and 9.01. Nothing contained herein shall make any such Affiliate, Parent, FNIS, Merger Sub, the Company or the Surviving Corporation an insurer, a co-insurer or an excess insurer in respect of any insurance policies that may provide coverage for any of the foregoing, nor shall this Section 7.06 relieve the obligations of any insurer in respect thereto. Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (1) the Surviving Corporation shall advance or pay the reasonable fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (2) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 7.06, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 7.06 except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 14-2-853(a)(2) of the GBCC. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

            (c) Effective at Closing, the Company shall obtain a prepaid insurance and indemnification policy with a term of up to six years providing the Company's current (and if available, former) directors and officers with coverage for events that occurred prior to the Effective Time, including in respect of the transactions contemplated by this Agreement (the "D&O INSURANCE"). The total amount paid for such D&O Insurance shall not exceed $1,500,000 (the "MAXIMUM AMOUNT"). In the event that the total premiums for such directors' and officers' insurance and indemnification policy exceed the Maximum Amount, the Company shall purchase such coverage as may be purchased at a cost equal to the Maximum Amount.

            (d) This Section 7.06 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event Parent, the Company, FNIS or the Surviving Corporation or any of their respective successors or assigns (1) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (2) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent, the Company, FNIS or the Surviving Corporation, as the case may be, honor their respective indemnification obligations set forth in this Section 7.06.

            SECTION 7.07 Obligations of Merger Sub. Each of Parent and FNIS shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

            SECTION 7.08 Affiliate Agreements. At least thirty days prior to the Closing, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the shareholders of the Company, an Affiliate of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, the affiliate agreement, in substantially the form attached hereto as Exhibit A (the "AFFILIATE AGREEMENT"), executed by each of the Affiliates of the Company identified in the foregoing letter and any Person who shall, to the Knowledge of the Company, have become an Affiliate of the Company subsequent to the delivery of such list. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Affiliate Agreement on the certificates evidencing any of the Parent Common Shares to be received by any such Affiliate, and to issue stop transfer instructions to the transfer agent for Parent Common Shares, consistent with the

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term of the Affiliate Agreement, regardless of whether such Affiliate has executed the Affiliate Agreement.

            SECTION 7.09 Further Action; Consents; Filings.

            (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts: (1) to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement; (2) to obtain from Governmental Entities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, the Company or any of the Company's Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement; and (3) to make all necessary filings, and thereafter make any other submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the Exchange Act and the Securities Act and any other applicable federal or state securities laws, (B) the HSR Act and foreign antitrust regulations, if any, applicable to the Merger and the other transactions contemplated hereunder and (C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings.

            (b) Parent and the Company shall, as soon as practicable after the date of this Agreement, file notifications under the HSR Act and make any required antitrust filings in foreign jurisdictions and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to agree to reach any agreement that (i) seeks to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any other transaction contemplated hereunder, (ii) seeks to impose limitations on the ability of Parent or any Subsidiary of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iii) seeks to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (iv) otherwise would be reasonably likely to result in a Company Material Adverse Effect. One-half of any and all HSR filing fees paid or incurred by either party in connection with the Merger shall be reimbursed by the other party within five Business Days of payment thereof.

            (c) Each party shall promptly notify the other party in writing of any pending or, to the Knowledge of such party, threatened action, proceeding or investigation by any

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Governmental Entity or any other Person (1) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (2) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its Subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.

            SECTION 7.10 Credit Facility. The Company shall have terminated the Credit Facility concurrent with the Effective Time, provided that Parent shall have repaid all outstanding indebtedness of the Company under the Credit Facility to the extent that the Company does not have the cash available to pay off such facility. The Parent shall have replaced the letter of credit (related to the GE lease facility) under the Credit Facility.

            SECTION 7.11 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of The Nasdaq National Market or the Parent Stock Market, each of Parent and the Company shall use its commercially reasonable efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

            SECTION 7.12 Listing. Prior to the Effective Time, to the extent required under the applicable listing agreement, Parent shall file with the Parent Stock Market a Notification Form for Listing of Additional Shares with respect to the Parent Common Shares referred to in Section 3.01.

            SECTION 7.13 Litigation. The Company shall give Parent the opportunity to participate at its own expense, subject to the Company's right to have final determination in all case management decisions (including the manner in which such litigation is defended and the choice of defense counsel), in the defense of any litigation against the Company and/or its directors relating to this Agreement or any Shareholder's Agreement or the transactions contemplated hereby or thereby.

            SECTION 7.14 Shareholder's Agreement Legend. The Company will inscribe upon any certificate representing Shares (as defined in the Shareholder's Agreement) not held in "street name" tendered by a Significant Shareholder, other than in connection with any proposed transfer of any Shares by a Significant Shareholder that is permitted in accordance with the terms of the Shareholder's Agreement, the following legend:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDER'S AGREEMENT DATED AS OF SEPTEMBER 8, 2004. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY."

The Company will return such certificate containing such inscription to the Significant Shareholder within three Business Days following the Company's receipt thereof.

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            SECTION 7.15 Reasonable Best Efforts and Further Assurances. Subject
to the terms and conditions hereof, each of the parties to this Agreement shall use reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Merger under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

            SECTION 7.16 Employee Benefits. All employees of the Company and its Subsidiaries shall continue in their existing benefit plans until such time as, in Parent's sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent (or FNIS, if its initial public offering has occurred) for its and its Affiliates' employees. The employees of the Company and its Subsidiaries shall be eligible to participate in the employee benefit plans of Parent (or FNIS, if its initial public offering has occurred) on terms and conditions no less favorable in the aggregate than those offered to similarly situated employees of Parent (or FNIS, if its initial public offering has occurred). Parent (or FNIS, if its initial public offering has occurred) will cause such employee benefit plans to take into account, for purposes of eligibility and vesting, and, with respect to vacation benefits, benefit accrual thereunder, services by employees of the Company and the Company Subsidiaries as if such services were with Parent (or FNIS) to the same extent that such service was credited under a comparable plan of the Company; provided, however, that the foregoing shall not require the Parent (or FNIS, if its initial public offering has occurred) or any Parent Affiliate to amend any of its employee benefit plans to recognize service performed in years or other periods to the extent service during such years or other periods is not recognized generally under the plan with respect to other plan participants. Any restriction on coverage for pre-existing conditions under the employee benefit plans of Parent (or FNIS, if applicable) shall be waived (except to the extent the Company or any Company Subsidiary employee was subject to a pre-existing condition restriction under the employee benefit plan of the Company or a Company Subsidiary immediately prior to the Effective Time), and employees of the Company and its Subsidiaries shall receive credit under the employee benefit plans of Parent (or FNIS, if applicable) for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the applicable plan year of the Company Benefit Plan in accordance with the corresponding employee benefit plans of Parent (or FNIS, if applicable). Each of Parent and FNIS shall, and shall cause the Surviving Corporation to, honor all compensation and employee benefit plan obligations under the Company Benefit Plans and all employment or severance agreements entered into by the Company or adopted by the board of directors of the Company, subject to Parent's, FNIS' or the Surviving Corporation's right to terminate such Company Benefit Plan or employment or severance agreement pursuant to the terms thereof.

            SECTION 7.17 No Obligation to Employ. Nothing in this Agreement is intended to or shall prevent Parent, the Company, FNIS, the Surviving Corporation or any Affiliate from amending or terminating any employee benefit plan, arrangement or agreement, nor shall anything in this Agreement require any such Person to employ or continue to employ any employee for any period of time following the Effective Time or cause any employee to be other than an employee-at-will.

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            SECTION 7.18 Section 16 Matters. Provided that (i) the Company delivers to Parent the Section 16 Information in a timely fashion and (ii) directors or officers of the Company shall become subject to the reporting requirements of Section 16 of the Exchange Act with respect to Parent, the Parent Common Shares or the Parent Stock Options, the Parent Board, or an appropriate committee of the non-employee directors thereof, shall adopt resolutions prior to the consummation of the Merger providing that the receipt by the Company Insiders of the Parent Common Shares upon conversion of the Company Common Stock, and of options for Parent Common Shares upon conversion of the Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such Person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d). "SECTION 16 INFORMATION" shall mean information regarding the Company Insiders, the number of shares of the Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Shares in connection with the Merger, and the number and description of the Company Stock Options held by each such Company Insider and expected to be converted into options for Parent Common Shares in connection with the Merger. "COMPANY INSIDERS" shall mean those officers and directors of the Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

                                    ARTICLE 8

                            CONDITIONS TO THE MERGER

            SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent, FNIS and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) by each party of the following conditions:

            (a) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC. Any state securities or "blue sky" authorization necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect.

            (b) Company Shareholder Approval. The Company Common Shareholder Approval shall have been obtained.

            (c) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, executive order or award, whether temporary, preliminary or permanent (an

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"ORDER"), that is then in effect and has, or would reasonably be expected to have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (d) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any waiting period (and any extension thereof) applicable to the consummation of the Merger under any foreign antitrust Law shall have expired or been terminated (or any approval thereunder shall have been obtained and shall be in full force and effect).

            (e) Listing of Additional Shares. The filing with the Parent Stock Market of a Notification Form for Listing of Additional Shares with respect to the Parent Common Shares issuable (1) upon conversion of the Company Common Stock in the Merger, and (2) upon exercise of the options under the Company Stock Option Plans assumed by Parent shall have been made.

            SECTION 8.02 Conditions to the Obligations of Parent, FNIS and Merger Sub. The obligations of Parent, FNIS and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (1) as of the date of this Agreement and (2) as of the Effective Time, as though made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), except, in the case of clauses (1) and (2), for such failures to be true and correct that do not individually or in the aggregate constitute a Company Material Adverse Effect; provided, however, that the representations and warranties contained in Section
4.03 shall be true and correct in all material respects as of such dates and times. For purposes of determining the accuracy of all representations and warranties under this Section 8.02(a), (1) all "Knowledge" qualifications, "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (2) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded. Parent shall have received a certificate of the Company signed by its Chief Executive Officer and Treasurer with respect to the foregoing.

            (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of the Company signed by its Chief Executive Officer and Treasurer to that effect.

            (c) [Intentionally Omitted].

            (d) Material Adverse Effect. Since December 31, 2003, except as disclosed in Schedule 4.09 of the Company Disclosure Letter, there shall not have been any event, change or

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condition that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

            (e) Third Party Consents. All consents from third parties under any agreement, contract, license, lease or other instrument to which the Company is a party shall have been obtained on terms reasonably acceptable to Parent, except where the failure to obtain such consent(s) (individually or in the aggregate) would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

            (f) Accountant's Letters. Parent shall have received the letters described in Section 7.05 from the Company's independent public accountants.

            (g) No Litigation. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order which would, or would reasonably be likely to, (i) (x) prohibit the acquisition by Parent, FNIS or Merger Sub of any Company Common Stock, (y) restrain or prohibit the consummation of the Merger or any other transaction contemplated hereunder or
(z) require, in connection with or as a result of the consummation of the Merger or any other transaction contemplated hereunder, payment by the Company, Parent or any of their respective Subsidiaries of any damages that are material in relation to the Company and Company Subsidiaries taken as a whole; (ii) prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any other transaction contemplated hereunder; (iii) impose limitations on the ability of Parent or any Subsidiary of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company; (iv) prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries; or (v) have a Company Material Adverse Effect; and there shall not be (A) pending or threatened in writing any suit, action or proceeding by any Governmental Entity or (B) pending any suit, action or proceeding by any other Person that has a reasonable likelihood of success, in the case of either (A) or (B) which could lead to any Order described in this Section 8.02(g).

            SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of Parent, FNIS and Merger Sub contained in this Agreement shall be true and correct in all respects (1) as of the date of this Agreement and (2) as of the Effective Time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), as though made at and as of the Effective Time, except, in the case of clauses (1) and (2), for such failures to be true and correct that do not individually or in the aggregate constitute a Parent Material Adverse Effect; provided, however, that the representations and warranties contained in Section 5.03 shall be true and correct in all material

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respects as of such dates and times. For purposes of determining the accuracy of all representations and warranties under this Section 8.03(a), (1) all "Knowledge" qualifications, "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (2) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded. The Company shall have received a certificate of Parent signed by an authorized senior officer with respect to the foregoing.

            (b) Agreements and Covenants. Parent, FNIS and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of Parent signed by an authorized senior officer to that effect.

            (c) Material Adverse Effect. Since December 31, 2003, except as disclosed in Schedule 5.12 of the Parent Disclosure Letter, there shall not have been any event, change or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

                                   ARTICLE 9

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 9.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

            (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

            (b) by either Parent or the Company:

                  (1) if the Effective Time shall not have occurred on or before
            February 21, 2005; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(1) shall not be available to any party whose failure to perform any of its obligations under this Agreement has caused the failure of the Merger to occur on or before such date;

                  (2) if there shall be any Order which is final and
            nonappealable preventing the consummation of the Merger; or

                  (3) if the Company Common Shareholder Approval shall not have been obtained at the Company Shareholders' Meeting or any adjournment or postponement thereof.

            (c) by Parent if:

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                  (1) the board of directors of the Company or any committee thereof withholds, withdraws, amends, modifies or changes its recommendation of the adoption of this Agreement or the approval of the Merger or the other transactions contemplated hereby in a manner adverse to Parent or shall have resolved to do so;

                  (2) the board of directors of the Company or any committee thereof shall have recommended to the shareholders of the Company a Competing Transaction or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction;

                  (3) the Company shall have failed to include in the Proxy
            Statement the recommendation of the Company's board of directors in favor of the approval of the Merger or this Agreement;

                  (4) the Company shall have breached (other than inadvertent immaterial breaches) its obligations under Section 7.04; or

                  (5) a tender offer or exchange offer for 15% or more of the outstanding shares of stock of the Company is commenced, and the board of directors of the Company fails to recommend within 10 Business Days against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

            (d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such (and only such) that the conditions set forth either in Section 8.02(a) or (b) would not be satisfied ("TERMINATING COMPANY BREACH"); provided, however, that if such Terminating Company Breach is curable by the Company within 30 days of the occurrence of such Terminating Company Breach through the exercise of its reasonable best efforts and for as long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 9.01(d) until the expiration of such 30-day period;

            (e) by the Company in accordance with Section 7.01(c);

            (f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent, FNIS and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent, FNIS and Merger Sub shall have become untrue, in either case such (and only such) that the conditions set forth either in Section 8.03(a) or (b) would not be satisfied ("TERMINATING PARENT BREACH"); provided, however, that if such Terminating Parent Breach is curable by Parent, FNIS and Merger Sub within 30 days of the occurrence of such Terminating Parent Breach through the exercise of their respective reasonable best efforts and for as long as Parent, FNIS and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 9.01(f) until the expiration of such 30-day period; or

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            (g) by Parent if any Order described in Section 8.02(g)(i) through
(v) shall have been enacted, issued, promulgated, enforced or entered (and not withdrawn, terminated or cancelled).

            SECTION 9.02 Effect of Termination. Except as provided in this
Section 9.02, in Sections 7.03(b) and 9.05 and in Article 10, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, FNIS, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease. Notwithstanding the foregoing, nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the willful breach of any of its covenants or agreements set forth in this Agreement; provided, however, that in the event of any such willful breach by Parent or any of its Affiliates under this Agreement, the sole recourse of the Company in respect of such willful breach shall be to take either or both of the following actions, at the Company's election: (i) to terminate this Agreement pursuant to Section 9.01(f) (subject to the terms thereof) and, if payable pursuant to Section 9.05(c), receive the Termination Fee and the Company's Expense Reimbursement, and the parties agree that such amounts will constitute liquidated damages in respect of any and all liability that Parent or any Affiliate may have in respect of any and all breaches, and the Company shall have no further recourse against Parent or any of its Affiliates to recover damages with respect thereto; and (ii) to exercise its rights under Section 10.05.

            SECTION 9.03 Amendment. This Agreement may be amended by the parties hereto to the fullest extent permitted by law (and if applicable, by the articles of incorporation and bylaws of the Company) by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the shareholders of the Company, no amendment may be made that would require the approval of the shareholders of the Company under applicable law or under the Company's articles of incorporation without such approval. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

            SECTION 9.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to Section 9.03, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

            SECTION 9.05 Fees and Expenses.

            (a) Except as set forth in this Section 9.05, all Expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that the Company and Parent each shall pay one-half of all Expenses relating to printing, filing with Governmental Entities and mailing the Registration Statement and the Proxy Statement and all filing fees incurred in connection with all filings to be made under the HSR Act.

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            (b) The Company agrees to pay to Parent the Termination Fee and the
Parent's Expense Reimbursement (each as defined below) as follows:

                  (1) if Parent shall terminate this Agreement pursuant to
            Section 9.01(c);

                  (2) if the Company shall terminate this Agreement pursuant to
            Section 9.01(e);

                  (3) if an offer or proposal for a Competing Transaction is received or publicly disclosed after the date hereof and prior to the termination of this Agreement, and thereafter the Company or Parent shall terminate this Agreement pursuant to either Section 9.01(b)(1) or Section 9.01(b)(3), and within 12 months of the date of such termination a Competing Transaction shall have been consummated or the Company shall have entered into a definitive agreement for a Competing Transaction; or

                  (4) if an offer or proposal for a Competing Transaction is received or publicly disclosed after the date hereof and prior to the termination of this Agreement, and thereafter Parent shall terminate this Agreement pursuant to Section 9.01(d), and within 12 months of the date of such termination a Competing Transaction shall have been consummated or the Company shall have entered into a definitive agreement for a Competing Transaction.

The Company shall pay the Parent's Expense Reimbursement to Parent if Parent shall terminate this Agreement pursuant to Section 9.01(d), whether or not an offer or proposal for a Competing Transaction is received or publicly disclosed after the date hereof.

            (c) Parent shall pay to the Company the Termination Fee and the Company's Expense Reimbursement (as defined below) if the Company shall terminate this Agreement pursuant to Section 9.01(f) as a result of a willful breach by Parent, FNIS or Merger Sub of any representation, warranty, covenant or agreement hereunder; provided, that Parent would not have had the right to terminate this Agreement at the time of any such termination by the Company.

            (d) For the purposes hereof "TERMINATION FEE" shall mean $15,000,000. For purposes hereof, the "COMPANY'S EXPENSE REIMBURSEMENT" or the "PARENT'S EXPENSE REIMBURSEMENT" shall be an amount equal to such party's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses), but not to exceed $2,000,000.

            (e) Payment of the Termination Fee shall be made no later than the First Business Day following termination, except as provided in Section 7.01(c). Any payment of the Parent's Expense Reimbursement or Company's Expense Reimbursement required to be made pursuant to Section 9.05(b) or (c) shall be made to the receiving party not later than two Business Days after delivery to the paying party of notice of demand for payment and an itemization setting forth in reasonable detail all expenses (which itemization may be supplemented and updated from time to time until the 60th day after the delivery of such notice of demand for

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

payment), and shall be made by wire transfer of immediately available funds to an account designated by the receiving party. Payment of the fees described in
Section 9.05(b) (other than as described in the following sentence) shall not be in lieu of damages incurred in the event of the willful breach of the representations and warranties set forth in this Agreement or the willful breach of any of the covenants or agreements set forth in this Agreement. Payment of the fees described in Section 9.05(b) that are made as a result of Parent's termination of this Agreement under Section 9.01(c) for actions that are in accordance with Section 7.01(c) shall be in lieu of damages incurred in the event of the willful breach of the representations and warranties set forth in this Agreement or the willful breach of any of the covenants or agreements set forth in this Agreement. Payment of the fees described in Section 9.05(c) shall be in lieu of damages incurred in the event of the willful breach of the representations and warranties set forth in this Agreement or the willful breach of any of the covenants or agreements set forth in this Agreement.

            (f) If either party hereto fails to pay when due any amount due pursuant to this Section 9.05 (the "PAYOR"), and, in order to obtain such payment, the party entitled to receive such payment (the "PAYEE") commences a suit which results in a judgment against the Payor for the fee set forth in this
Section 9.05, the Payor shall pay the Payee an amount equal to the Payee's costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                   ARTICLE 10

                               GENERAL PROVISIONS

            SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Articles 2 and 3, Sections 7.06, 7.16, 7.17 and 7.19 and this Article 10 shall survive the Effective Time.

            SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by nationally recognized overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

            if to Parent, FNIS or Merger Sub:

            Fidelity National Financial, Inc.
            601 Riverside Avenue, 12th Floor
            Jacksonville, FL  32204
            Facsimile No.: (904) 357-1026
            Attention: Christopher A. Rose, Senior Vice President

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            with a copy (which shall not constitute notice) to:

            LeBoeuf, Lamb, Greene & MacRae, L.L.P.
            125 West 55th Street
            New York, NY  10019
            Facsimile No.: (212) 424-8500
            Attention: Robert S. Rachofsky

            if to the Company:

            InterCept, Inc.
            3150 Holcomb Bridge Road
            Suite 200
            Norcross, GA 30071-1370
            Facsimile No.: (770) 840-2701
            Attention: John W. Collins, Chairman of the Board and Chief
                       Executive Officer

            with a copy (which shall not constitute notice) to:

            Nelson Mullins Riley & Scarborough LLP
            14th Floor
            999 Peachtree Street N.E.
            Atlanta, GA 30309
            Facsimile No.: (404) 817-6050
            Attention: Charles D. Vaughn

            SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

            SECTION 10.04 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (other than by operation of law following the Effective Time) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in Section 7.06. For the avoidance of doubt, nothing in this Agreement other than as provided in

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Section 7.06 should be construed to give any Company Beneficiary any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

            SECTION 10.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

            SECTION 10.06 Governing Law; Forum.

            (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to the principles of conflicts of law thereof.

            (b) Each party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts in the City of Jacksonville, the State of Florida, in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this
Section 10.06(b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Florida other than for such purposes.

            SECTION 10.07 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY, FNIS AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY, FNIS OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

            SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            SECTION 10.10 Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

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            SECTION 10.11 Entire Agreement. This Agreement (including the
Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter), and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                            [signature page follows]

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

            IN WITNESS WHEREOF, Parent, FNIS, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        FIDELITY NATIONAL FINANCIAL, INC.

                                        By: /s/ William P. Foley, II
                                            ------------------------------------
                                        Name: William P. Foley, II
                                        Title: Chairman and CEO

                                        FIDELITY NATIONAL INFORMATION
                                        SERVICES, INC.

                                        By: /s/ William P. Foley, II
                                            ------------------------------------
                                        Name: William P. Foley, II
                                        Title: Chairman and CEO

                                        FUSCIA MERGER SUB, INC.

                                        By: /s/ William P. Foley, II
                                            ------------------------------------
                                        Name: William P. Foley, II
                                        Title: Chairman and CEO

                                        INTERCEPT, INC.

                                        By: /s/ John W. Collins
                                            ------------------------------------
                                        Name: John W. Collins
                                        Title: Chairman and CEO

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

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